Exhibit 10.18(a)

ARTICLE 1. DEFINITIONS

1.1. Definitions

1.2. References

1.3. Construction

ARTICLE 2. SALE AND PURCHASE

2.1. Sale and Purchase

ARTICLE 3. PURCHASE PRICE AND DEPOSIT

3.1. Purchase Price

ARTICLE 4. SUBMITTALS TO AND INSPECTION BY PURCHASER

4.1. Deliveries to Purchaser

4.2. Inspections.

ARTICLE 5. CONDITION OF THE PROPERTY

5.1. Condition of the Property

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

6.1. Seller's Representations and Warranties

6.2. Purchaser's Representations and Warranties

ARTICLE 7. TITLE AND SURVEY MATTERS

7.1. Title Report

7.2. Survey

7.3. [Intentionally Deleted]

7.4. Curing Title Objections.

7.5. Intentionally Omitted.

7.6. Franchisor Estoppel and Consent

7.7. Penthouse Owners' Estoppel

7.8. Tenant Estoppels

7.9. Liens

ARTICLE 8. THE CLOSING

8.1. Closing

8.2. Deliveries at Closing.

8.3. Closing Costs

8.4. Sales and Transfer Taxes

8.5. Order of Recording

ARTICLE 9. ADJUSTMENTS AND PRORATIONS; CLOSING STATEMENTS

9.1. Adjustments and Prorations

9.2. Closing Statement; True-Up

9.3. Access

9.4. Calculations

9.5. Survival

ARTICLE 10. CONDITIONS TO SELLER'S OBLIGATIONS

10.1. Conditions to Seller's Obligations

ARTICLE 11. CONDITIONS TO PURCHASER'S OBLIGATIONS

11.1. Conditions to Purchaser's Obligations

ARTICLE 12. ACTIONS AND OPERATIONS PENDING CLOSING

12.1. Actions and Operations Pending Closing.

ARTICLE 13. CASUALTIES AND TAKINGS

13.1. Casualties.

13.2. Taking

ARTICLE 14. ESCROW ARRANGEMENTS

14.1. Escrow Agent/Escrow Agreement

ARTICLE 15. NOTICES

15.1. Notices by Parties

ARTICLE 16. DEFAULT BY PURCHASER OR SELLER

16.1. Default by Purchaser

16.2. Default by Seller

16.3. Survival

ARTICLE 17. ADDITIONAL COVENANTS

17.1. [Intentionally Omitted]

17.2. Liquor Licenses.

17.3. Broker's Commission

17.4. Safe Deposit Boxes and Baggage

17.5. Indemnities and Releases.

17.6. Agreements Regarding At-Large Manager

17.7. Tax Appeal Proceedings

17.8. Post-Closing Obligations.

17.9. Confidentiality/Return of Documents

17.10. Assignment of Assumed Obligations—Post Closing

17.11. Assignment

17.12. Hotel Renovations

17.13. Recording

17.14. Further Instruments and Acts

17.15. Attorneys' Fees

17.16. Severability

17.17. Applicable Law

17.18. Third-Party Beneficiaries

17.19. Counterparts

17.20. Entire Agreement

17.21. Modifications

17.22. [intentionally deleted]

17.23. Non-Waiver

17.24. Successors

17.25. Special Taxing Districts

ARTICLE 18. TERMINATION RIGHT

18.1. Reciprocal Termination Right

EXHIBITS

Exhibit A-1 - Description of the Land

Exhibit A-2 - Description of the Unit

Exhibit A-3 Description of the Parking Easement Properties

Exhibit B - Declaration

Exhibit C - Form of Deed

Exhibit D - Form of Bill of Sale

Exhibit E-1 - Form of Assignment and Assumption Agreement

Exhibit E-2 - Form of Assignment and Assumption of Assumed Obligations

Exhibit F - Intentionally Omitted

Exhibit G-1 - Intentionally Omitted

Exhibit G-2 - Form of Franchisor Estoppel and Consent

Exhibit G-3 - Form of Penthouse Estoppel

Exhibit G-4 - Form of Tenant Estoppel

Exhibit H - Form of Escrow Agreement

Exhibit I - Actions or Proceedings

Exhibit J - Form of ROFR Waiver and Release

Exhibit K - Permitted Exceptions

Exhibit L - Hotel Contracts

Exhibit M - Space Leases

Exhibit N - Insurance Policies

Exhibit O - Intangible Personal Property

Exhibit P - Form of Management Agreement

Exhibit Q - Tax Appeal Proceedings

Exhibit R-1 - Permits

Exhibit R-2 - Excluded Permits

Exhibit S - Form of Allocation Statement

Exhibit T - Hotel Renovations

Exhibit U - Intentionally Omitted

Exhibit V - Reserves

Exhibit W - Form of Seller's Guaranty

Exhibit X - Form of Purchaser's Guaranty

Exhibit Y - List of Excluded FF&E

Exhibit Z-1 - Description of Penthouses

Exhibit Z-2 - Penthouse Documents

Exhibit AA - Intentionally Omitted

Exhibit BB - Form of Agreement Regarding Density Allocation

Exhibit CC - Intentionally Omitted

Exhibit DD - Intentionally Omitted

Exhibit EE - Intentionally Omitted

Exhibit FF - Hotel Contracts Consents and Termination Fees

Exhibit GG - Capital Leases

Exhibit HH - Property Improvement Plan

Exhibit II Concession Agreement

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

VAMHC, INC.,
as Seller

AND

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP,
as Purchaser

Premises:

Vail Marriott Mountain Resort and Spa
715 West Lionshead Circle
Vail, Colorado

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is dated as of May 3, 2005 (the "Effective Date"), between VAMHC, INC., a Colorado corporation, having an office at c/o Vail Associates, Inc., 137 Benchmark Road, Avon, Colorado 81620 ("Seller"), and DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership, having an office at c/o DiamondRock Hospitality Company, 10400 Fernwood Road, Suite 300, Bethesda, Maryland 20817 ("Purchaser").

PRELIMINARY STATEMENT

A. Seller owns certain real and personal property comprising the Vail Marriott Mountain Resort and Spa more particularly described herein (collectively, the "Hotel") located at 715 West Lionshead Circle, Vail, Colorado.

B. Seller desires to sell to Purchaser Seller's interest in the Hotel and Purchaser desires to purchase the same on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing preliminary statements, and for other good and valuable consideration, the receipt and sufficiency of which are conclusively acknowledged, the parties hereto hereby covenant and agree as follows:

DEFINITIONS

Definitions. For the purpose of this Agreement, the following terms shall have the respective meanings indicated in this Article with respect thereto:

"Adjacent Lots" - Lots 2 and 3, West Day Subdivision, according to the plat recorded March 10, 2005 at Reception No. 908760, County of Eagle, State of Colorado, located adjacent to the Land and currently owned by Guarantor or one or more of Guarantor's Affiliates.

"Affiliate" - As defined in Section 17.11 hereof.

"Agreement" - As defined in the Preamble hereof.

"Agreement Regarding Density Allocation" - As defined in Section 17.8.2 hereof.

"Allocation Statement" - As defined in Section 8.4 hereof.

"Apportionment Time" - As defined in Section 9.1 hereof.

"Appurtenant Interests" - means all easements, rights of way, privileges, appurtenances and other rights appertaining to the Real Property.

"Assignment and Assumption Agreement" - As defined in Section 8.2.1(c) hereof.

"Assignment and Assumption of Assumed Obligations" - As defined in Section 8.2.1 hereof.

"Assumed Obligations" - means the obligations of Seller to be assumed by Purchaser pursuant to the Assignment and Assumption of Assumed Obligations and identified as an exhibit thereto.

"Audited Financial Statements" - As defined in Section 4.2(f) hereof.

"Bookings" - means the contracts or reservations for the use or occupancy of guest rooms and/or the meeting, banquet, spa, restaurant or other facilities of the Hotel, other than property subject to Space Leases, for the period from and after the Apportionment Time.

"Business Day(s)" - means any day except Saturday or Sunday or any other day which commercial banks in the States of New York or Colorado are closed or permitted to be closed.

"Casualty" - As defined in Section 13.1.1 hereof.

"Casualty Notice" - As defined in Section 13.1.1 hereof.

"Closing" - As defined in Section 8.1 hereof.

"Closing Date" - As defined in Section 8.1 hereof.

"Common Elements" - means Seller's 69.63% interest in the Common Elements (as defined in the Declaration) with respect to the Unit, as described in the Declaration.

"Concession Agreement" - means that Concession Agreement between New Liquor Licensee and Purchaser Tenant Entity in the form attached hereto as Exhibit II.

"Condominium" - means The Mark/Lodge, a condominium established under the laws of the State of Colorado on March 21, 1974.

"Condominium Association" - means The Mark-Lodge Condominium Association, Inc., a Colorado nonprofit corporation.

"Condominium Documents" - As defined in Section 6.1.12 hereof.

"Consumables" - means all maintenance and housekeeping supplies and inventory, including, without limitation, soap, toiletries, cleaning materials and matches, stationery, pencils and other supplies of all kinds, whether used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Hotel, which are owned by Seller and on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, excluding, however, (i) Food and Beverage, (ii) Operating Equipment, (iii) items which are in use in the Hotel rooms as of the Apportionment Time, and (iv) all items of property owned by Space Lessees, Hotel guests, employees, or other persons furnishing goods or services to the Hotel.

"Cooperation and Easement Agreement" - As defined in Section 8.2.1 hereof.

"Cure Cap Amount" - means the amount of $1,000,000, which shall be the maximum amount that Seller shall be required to expend in the aggregate for all instances in this Agreement in which Seller is required to expend up to the Cure Cap Amount to cure or otherwise remedy or address a particular issue.

"Damage Cap" - As defined in Section 17.5.2 hereof.

"Declaration" - means that certain Amended Declaration of Condominium for The Mark/Lodge dated as of July 25, 1978, together with all amendments thereto, as further described on Exhibit B attached hereto.

"Deed" - As defined in Section 8.2.1(a) hereof.

"Deposit" - As defined in Section 3.1 hereof.

"Designated Representatives" - As defined in Article 6 hereof.

"DRHC" - means DiamondRock Hospitality Company, a Maryland corporation.

"Due Diligence Materials" - As defined in Section 4.1 hereof.

"Due Diligence Period" - means the period from March 8, 2005 through and including May 4, 2005.

"Effective Date" - As defined in the introductory paragraph.

"Emergency" - shall mean any situation where the applicable Person, in its reasonable judgment, concludes that a particular action (including, without limitation, the expenditure of funds) is necessary (i) to avoid material damage to property, or (ii) to protect any person from harm.

"Encroachment Agreement" - As defined in Section 7.4.2 hereof.

"Environmental Laws" - means all federal, state and local laws, statutes, rules, ordinances and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, statutes, rules, ordinances and regulations relating to emissions, discharges, releases of hazardous substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act) 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., as the same may be amended or modified prior to the Closing Date.

"Environmental Reports" - means, collectively, Report of Phase I Environmental Site Assessment & Asbestos Survey dated August 22, 1994; Asbestos Assessment Survey dated April 22, 1991; Asbestos Inspection Activities dated March 31, 1995; Asbestos Abatement Report dated July 3, 1995; Asbestos Update Letter dated December 2, 2000; Phase I dated June 8, 2001; AG Wasenaar Letter dated April 18, 2005; AG Wasenaar Lab Report dated April 28, 2005; and, AG Wasenaar Letter dated April 28, 2005

"Escrow Agent" - As defined in Article 14 hereof.

"Escrow Agreement" - As defined in Article 14 hereof.

"Excess Violations" - As defined in Section 5.1.3 hereof.

"Excluded Permits" - means (i) the non-transferable permits and licenses held by Seller or Operating Tenant in connection with the Hotel and those licenses, certificates and permits held by Seller that are not exclusively used in or relate to the ownership, occupancy or operation of any part of the Hotel, (ii) the zoning rights that Purchaser is relinquishing pursuant to the Agreement Regarding Density Allocation and (iii) those rights with respect to the Adjacent Lots arising from the West Day Plat.

"Excluded Trademarks" - means those trademarks, tradenames, copyrights and logos used by Guarantor or its affiliates with respect to the resort and ski area commonly known as "Vail Resorts", including those trademarks, tradenames, copyrights and logos used generally in combination with, or as part of the marketing or promotion with, "Marriott." Excluded Trademarks do not include those trademarks, copyrights and logos which are used solely with respect to the "Vail Marriott Mountain Resort and Spa."

"Existing Liquor License" - As defined in Section 17.2 hereof.

"FF&E" - means all personal property, fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and all other articles of tangible personal property owned by Seller and located on the Real Property on the date hereof and used or usable in connection with any part of the Hotel, including, without limitation, all food and beverage service equipment, cleaning service equipment and laundry and dry cleaning equipment, and subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, but excluding, however (i) Consumables, (ii) Food and Beverage, (iii) Operating Equipment, (iv) equipment and property leased pursuant to Hotel Contracts, (v) property owned by Space Lessees, guests, employees, Franchisor or other Persons furnishing goods or services to the Hotel, and (vi) property and equipment owned by Seller and listed on Exhibit Y attached hereto, which in the ordinary course of business of the Hotel is not used exclusively for the business, operation or management of the Hotel.

"Financial Statements" - As defined in Section 6.1.17 hereof.

"Food and Beverage" - means all food and beverage (alcoholic and non-alcoholic) which are owned by Seller and on hand on the date hereof, subject to such depletion and including such resupplies as shall occur and be made in the normal course of business, whether issued to the food and beverage department or held in reserve storage, and is in unopened boxes (but including opened alcoholic beverage containers and wine bottles) or is located in the minibars in the Hotel rooms.

"Franchise Agreement" - means the Marriott Hotel Franchise Agreement, dated as of July 23, 2001, between Franchisor and Seller, as amended by that certain letter agreement dated July 12, 2001 and by that certain First Amendment to Marriott Hotel Franchise Agreement, dated as of January 16, 2002, between Franchisor and Seller.

"Franchisor" - means Marriott International, Inc.

"Franchisor Estoppel and Consent" - As defined inSection 7.6 hereof.

"Guarantor" - means The Vail Corporation, a Colorado corporation.

"Guest Ledger Receivables" - As defined in Section 9.1.1 hereof.

"Hotel" - means the hotel referred to in Paragraph A of the Preliminary Statement and all of its facilities.

"Hotel Books and Records" - means all books, records, ledgers, files, information and data which are transferable and are in the possession of Seller relating to the ownership and operation of the Property, excluding, however, information that is subject to the attorney-client or attorney work products privileges, or is confidential and proprietary with respect to the operation, financial condition or finances of Seller's affiliates (as compared to the Hotel itself).

"Hotel Contracts" - means all service, maintenance, purchase order, reservation and telephone equipment and system contracts, and other contracts and/or leases where Seller is employer, lessee or purchaser, as the case may be, with respect to the ownership, maintenance, operation, provisioning or equipping of the Hotel (including, without limitation, those identified on Exhibit L hereto), any contracts and leases entered into between the date hereof and Closing in accordance with Section 12.1 hereof and any warranties and guaranties relating to any of such leases or contracts, but excluding, however (i) Bookings, (ii) Space Leases, (iii) the Condominium Documents, (iv) the Penthouse Documents, (v) the Franchise Agreement, (vi) insurance policies, (vii) the Settlement Agreement and (viii) the Operating Lease.

"Hotel Name" - means the name of the Hotel or any trademarks or tradenames, logos and designs associated therewith.

"Hotel Renovations" - means the work described on Exhibit T attached hereto.

"Hotel Renovations Contracts" - As defined in Section 17.12 hereof.

"Improvements" - means Seller's interest in and to all improvements located on the Land, Unit or Common Elements.

"Indemnitor" - As defined in Section 17.5.4 hereof.

"IRC" - As defined in Section 8.2.1(e) hereof.

"Land" - means the real property more particularly described on Exhibit A-1 attached hereto.

"Liquor Authority" - means, collectively, the Colorado Liquor Enforcement Division and Town of Vail, Colorado.

"Losses" - means any and all claims (including third party claims), demands, liabilities, and out-of-pocket damages (including, without limitation damages, on account of personal injury or death, property damage or damage to natural resources), penalties, interest, liens, costs and expenses, including, without limitation, reasonable attorney's fees and disbursements, but excluding consequential, punitive and special damages or lost profits.

"New Liquor Licensee" - means Vail Hotel Management Company, LLC.

"Management Agreement" - As defined in Section 8.2.1(n) hereof.

"Manager" - means Vail Hotel Management Company, LLC.

"Miscellaneous Hotel Assets" - means all transferable or assignable surveys, warranties and items of intangible Personal Property relating to the ownership, use, occupancy or operation of the Hotel and owned by, and in possession or control of, Seller (including, for example, telephone numbers to the extent of Seller's interest therein, listings and directories), excluding, however, (i) Hotel Contracts; (ii) Bookings; (iii) Space Leases; (iv) the Condominium Documents and the Declaration; (v) the Penthouse Documents; (vi) the Franchise Agreement and the Property of Franchisor specified therein; (vii) Permits and Excluded Permits; (viii) cash or other funds, whether in petty cash or house banks, on deposit in bank accounts or in transit for deposit (except to the extent they are transferred to Purchaser and Seller receives a credit on the Settlement Statement for any such prepaid item); (ix) Hotel Books and Records; (x) receivables (except to the extent they are transferred to Purchaser and Seller receives a credit on the Settlement Statement for any such prepaid item); (xi) refunds, rebates or other claims, or any interest thereon for periods or events occurring prior to the Apportionment Time (except to the extent they are transferred to Purchaser and Seller receives a credit on the Settlement Statement for any such prepaid item); (xii) utility and similar deposits (except to the extent they are transferred to Purchaser and Seller receives a credit on the Settlement Statement for any such prepaid item); (xiii) prepaid insurance or other prepaid items (except to the extent they are transferred to Purchaser and Seller receives a credit on the Settlement Statement for any such prepaid item); (xiv) prepaid license and Permit fees (except to the extent they are transferred to Purchaser and Seller receives a credit on the Settlement Statement for any such prepaid item); (xv) Excluded Trademarks; and (xvi) the items set forth on Exhibit O hereto.

"New Liquor License" - As defined in Section 17.2 hereof.

"New Objection Period" - As defined in Section 7.4.2 hereof.

"New Title Objections" - As defined in Section 7.4.2 hereof.

"New Violations Period" - As defined in Section 5.1.3 hereof.

"Non-Material Hotel Contracts" - As defined in Section 6.1.16 hereof.

"Notice" - As defined in Section 15.1 hereof.

"Operating Equipment" - means all china, glassware, linens, silverware and uniforms, whether in use or held in reserve storage for future use in connection with the operations of the Hotel, which are owned by Seller and are on hand on the date hereof, subject to such depletion and including such resupplies as shall be made in the normal course of business and in accordance with Section 12.1.

"Operating Lease" - means that certain Lease, effective as of December 17, 2001, between Seller and Operating Tenant.

"Operating Tenant" - means Vail Food Services, Inc., a Colorado corporation.

"Penthouse Documents" - As defined in Section 6.1.13 hereof.

"Penthouse Estoppels" - As defined in Section 7.7 hereof.

"Penthouses" - means those certain estates above surface located above the surface of the Land and more particularly described on Exhibit Z-1 hereto.

"Permanent Liquor License" - As defined in Section 17.2.2 hereof.

"Permits" - means all licenses, certificates and permits held by Seller or Operating Tenant and used in or relating to the ownership, occupancy or operation of any part of the Hotel.

"Permitted Exceptions" - As defined in Section 7.4.2 hereof.

"Person" or "Persons" - means any individual, limited partnership, limited liability company, general partnership, association, joint stock company, joint venture, estate, trust (including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.

"Personal Property" - means all of the Property other than Real Property and the Appurtenant Interests.

"Planned Condominiums" - means the condominium units, parking structure, estates above surface and other facilities and improvements that Seller (and/or one of more of its affiliates) intends to develop, construct and sell to the public on certain real property located adjacent to the Hotel and legally described as Lot 2, West Day Subdivision, according to the plat recorded March 10, 2005 at Reception No. 908760, County of Eagle, State of Colorado.

"Preliminary Title Report" - As defined in Section 7.1 hereof.

Prohibited Person" - means any of the following: (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 23, 2001) (the "Executive Order"); (b) a Person owned or controlled by, or acting for or on behalf of any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a Person that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a Person that is controlled, controlled by or under common control with, directly or indirectly, with of any person or entity identified in clause (a), (b), (c) and/or (d) above.

"Property" - As defined in Section 2.1 hereof.

"Property Condition Reports" - means, collectively, Property Evaluation Report prepared by Claris Services dated August 4, 1994; Monroe & Newell engineering report dated May 22, 2001; Encompass engineering report dated May 17, 2001; John E. McGovern engineering report dated May 16, 2001; Encompass engineering report dated July 3, 2001; Dave Thorpe Consulting Services report dated June 12, 2001; Riviera Electric report dated April 15, 1998; Robinson Mechanical report dated April 15, 1998; Koechlein Consulting Engineers Soils Test Report; and, Elevator Inspection Certificates Expiring 10/31/05.

"Purchase Price" - As defined in Section 3.1 hereof.

"Purchaser" - As defined in the Preamble hereto.

"Purchaser's Consultants" - As defined in Section 4.1 hereof.

"Purchaser Indemnified Parties" - As defined in Section 17.5.2 hereof.

"Purchaser's Claims" - As defined in Section 17.5.2 hereof.

"Purchaser's Guaranty" - means a guarantee in the form attached hereto as Exhibit X, pursuant to which DiamondRock Hospitality Limited Partnership shall guarantee the performance by any assignee of DiamondRock Hospitality Limited Partnership's interest in this Agreement of Purchaser's obligations hereunder (and the other documents executed at Closing other than the (i) Cooperation and Easement Agreement and (ii) Parking Easement Agreement).

"Purchaser Tenant Entity" - means DiamondRock Vail Tenant, LLC.

"Real Property" - means the Land, Unit, Common Elements and Improvements.

"Reserves" - means any existing FF&E replacement reserves and/or other cash reserves related to the operation of the Hotel in the name of or for the benefit of Seller.

"ROFR Waiver and Release" - As defined in Section 8.1.1 hereof.

"Seller" - As defined in the Preamble hereto.

"Seller Indemnified Parties" - As defined in Section 17.5.1 hereof.

"Seller's Claims" - As defined in Section 17.5.1 hereof.

"Seller's Express Representations" - As defined in Section 6.1 hereof.

"Seller's Guaranty" - means a guarantee in the form attached hereto as Exhibit W, pursuant to which Guarantor shall guarantee Seller's performance of its obligations hereunder (and the other documents executed at Closing other than the (i) Cooperation and Easement Agreement and (ii) Parking Easement Agreement).

"Seller's Property Representations" - means Seller's Express Representations made in Section 6.1.8 through and including Section 6.1.27.

"Seller's Representations" - means Seller's Express Representations and the representations of Seller set forth in Section 17.3.

"Settlement Agreement" - As defined in Section 11.1 hereto.

"Settlement Statement" - As defined in Section 8.2.1(q) hereto.

"Shared Permit" - means the West Day Plat.

"Space Leases" - means the leases identified on Exhibit M hereto.

"Space Lessee" - means any person or entity entitled to occupancy of any portion of the Hotel under a Space Lease.

"Survey" - As defined in Section 7.2 hereof.

"Survival Period" - As defined in Section 17.5.2 hereof.

"Tenant Estoppels" - As defined in Section 7.8 hereof.

"Third-Party Reports" - means any reports, studies or other information prepared or compiled for Purchaser by any of Purchaser's Consultants or other third-parties in connection with Purchaser's investigation of the Property.

"Title Company" - means Land Title Guarantee Company.

"Title Report" - As defined in Section 7.1 hereof.

"Threshold" - As defined in Section 17.5.2(a) hereof.

"True-Up" - As defined in Section 9.2 hereof.

"Unit" - means the condominium unit designated as the "Lodge Unit" in the Condominium and more particularly described on Exhibit A-2 attached hereto.

"West Day Plat" - means that certain Final Plat, West Day Subdivision, recorded March 10, 2005 at Reception No. 908760, with the Clerk and Recorder of Eagle County, Colorado.

References. Except as otherwise specifically indicated, all references in this Agreement to Article and Section numbers refer to Article and Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. Unless otherwise expressly stated, the words "herein", "hereof", "hereby", "hereunder", "hereinafter", and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof. Any of the terms defined herein may, unless the content otherwise requires, be used in the singular or the plural depending on the reference. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. References to contracts, agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications thereto, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Agreement. The terms "including" shall mean "including, without limitation", except where the context otherwise requires. The terms "law", "laws", "provisions of law", "requirements of law", and words of similar import shall mean all laws, statutes, ordinances, codes (including building and fire codes), rules, regulations, requirements, judgments, arbitration awards or decisions, rulings, decrees, executive, judicial and other orders and directives of any or all of the federal, state, county and city and local governments and all agencies, authorities, bureaus, courts, departments, subdivisions, or offices thereof, and of any other governmental, public or quasi-public authorities (including board of fire underwriters or other insurance body) having jurisdiction and the direction of any public officer pursuant to law, and all amendments and supplements thereto effective prior to the Closing Date. References to specific statutes include (i) any and all amendments and modifications thereto in effect at the time in question, (ii) successor statutes of similar purpose and import and (iii) all rules, regulations and orders promulgated thereunder. The captions and paragraph headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of any part of this Agreement.

Construction. The parties acknowledge that they are sophisticated parties, that their respective attorneys have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits hereto.

SALE AND PURCHASE

Sale and Purchase. Upon and subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign or otherwise transfer to Purchaser, and Purchaser hereby agrees to purchase, accept and assume from Seller, all of Seller's right, title and interest, if any, in and under the following (herein collectively called the "Property"):

the Land;

the Unit;

the Common Elements;

the Improvements;

the Appurtenant Interests;

the FF&E;

the Consumables;

the Food and Beverage;

the Operating Equipment;

the Permits (other than Excluded Permits and the Shared Permit);

the Hotel Books and Records;

subject to Section 17.10, the Assumed Obligations and the Condominium Documents;

the Bookings, Hotel Contracts, Space Leases, Penthouse Documents and Declaration; and

the Miscellaneous Hotel Assets.

PURCHASE PRICE AND DEPOSIT

Purchase Price. The Purchase Price for the Property shall be an amount equal to $62,000,000 (the "Purchase Price"), subject to apportionment as provided in Article 9 below or as otherwise provided under this Agreement, payable as follows:

On the date hereof, Purchaser shall deliver to Escrow Agent, in immediately available funds, an amount equal to $3,000,000 (such amount, together with any interest thereon, and as the same may be further increased pursuant to Section 8.1 hereof, the "Deposit");

At the Closing, Purchaser shall deliver the balance of the Purchase Price to Seller, as adjusted pursuant to Article 9 hereof or as otherwise provided under this Agreement, in immediately available funds.

SUBMITTALS TO AND INSPECTION BY PURCHASER

Deliveries to Purchaser. Seller agrees that, subject to the confidentiality provisions hereof, Seller will make available at the Hotel, pursuant to Section 4.2 hereof, to Purchaser, Purchaser's prospective lenders, and Purchaser's and Purchaser's prospective lenders' inspectors, appraisers, contractors, engineers and employees (collectively, "Purchaser's Consultants"), upon request, any documents reasonably requested by Purchaser with respect to the Hotel which are in Seller's or its affiliate's possession or located at the Hotel (such materials, together with any other documents and information with respect to the Hotel delivered or made available by Seller to Purchaser, the "Due Diligence Materials"), excluding, however, documents that are subject to the attorney-client or attorney work products privileges, or are confidential and proprietary with respect to the operation, financial condition or finances of Seller's affiliates (as compared to the Hotel itself).

Inspections.

Subject to the provisions of Section 4.2(b) and the confidentiality provisions hereof, Seller shall permit Purchaser and Purchaser's Consultants to inspect the Property and review the Due Diligence Materials, including Hotel Books and Records.

Any physical inspections of, or otherwise performed by Purchaser at, the Hotel shall be conducted at reasonable times, during normal business hours, without interfering with the management, operation, use or maintenance of any portion of the Property by the Seller Indemnified Parties. Seller shall be entitled to have a representative present at all times during each such inspection. Purchaser shall notify Seller not less than 2 Business Days in advance of scheduling any physical inspection of, or other inspection at, the Hotel hereunder. In making any inspection hereunder, Purchaser will treat, and Purchaser will cause Purchaser's Consultants to treat, all information obtained by Purchaser or any of them pursuant to or as a result of any inspection of the Property, Hotel Books and Records and Due Diligence Materials made hereunder as strictly confidential in accordance with the terms and provisions of Section 17.9 hereof. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser relating to such inspections of the Property will be the sole expense of Purchaser. Neither Purchaser nor any of Purchaser's Consultants shall be permitted to conduct borings or any other physically invasive tests or inspections or any Phase II environmental audit without Seller's prior written consent, which may be given or withheld in Seller's sole discretion. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.

Purchaser shall maintain and cause its third party consultants to maintain (i) casualty insurance and comprehensive public liability insurance with coverages of not less than $1,000,000 for injury or death to any one person and $1,000,000 with respect to property damage, and (ii) worker's compensation insurance for all of their respective employees in accordance with the law of the state of Colorado. Purchaser shall request from each of Purchaser's Consultants and use commercially reasonable efforts to deliver proof of the insurance coverage required pursuant to this Section 4.2(c) to Seller (in the form of a certificate of insurance) prior to Purchaser's or Purchaser's Consultant's entry onto the Real Property.

Purchaser agrees to indemnify, hold harmless and defend (with counsel approved by Seller, such approval not be unreasonably withheld, delayed or conditioned) the Seller Indemnified Parties harmless from and against any and all Losses to the extent arising out of Purchaser's or Purchaser's Consultants' entry onto the Real Property, or any inspections or other matters performed by Purchaser or Purchaser's Consultants with respect to the Real Property (including from entry and inspections performed prior to the Effective Date); provided, however, that Purchaser shall not be required to indemnify, hold harmless or defend the Seller Indemnified Parties from and against any Loss to the extent arising out of any pre-existing condition at the Property if Purchaser promptly ceases its activity upon the discovery of such condition and promptly notifies Seller of the discovery, and if such Loss was not otherwise caused by the negligence or willful misconduct of Purchaser or Purchaser's Consultants. Such indemnity, hold harmless and agreement to defend shall survive the Closing or termination of this Agreement.

Purchaser may terminate this Agreement for any reason whatsoever prior to the expiration of the Due Diligence Period. If Purchaser elects to terminate this Agreement pursuant to this paragraph, this Agreement shall be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser.

At no cost to Seller, Seller shall cooperate in good faith to assist Purchaser in Purchaser's obtaining (at Purchaser's sole cost and expense) audited financial statements in accordance with generally accepted accounting principles, consistently applied, for the operation of the Hotel for the 3-year period ending on December 31, 2004 (the "Audited Financial Statements") prepared by KPMG LLP or another so-called "Big Four" accounting firm. Purchaser's obligation to pay for the Audited Financial Statements shall survive termination of this Agreement or the Closing.

CONDITION OF THE PROPERTY

Condition of the Property. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT:

SUBJECT ONLY TO SELLER'S OBLIGATIONS PURSUANT TO SECTION 17.12 HEREOF, IT IS PURCHASING THE PROPERTY "AS IS, WHERE IS AND WITH ALL FAULTS";

EXCEPT FOR "SELLER'S EXPRESS REPRESENTATIONS", PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY PARTNER, DIRECTOR, SHAREHOLDER, MEMBER, MANAGER, OFFICER, EMPLOYEE, AFFILIATE, ATTORNEY, AGENT, ADVISOR OR BROKER THEREOF, AS TO ANY MATTER CONCERNING THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN ANY DUE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION:

the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Property or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, electrical, mechanical, HVAC, plumbing, sewage, water and utility systems, and facilities and appliances;

the zoning or other legal status of the Property or the existence of any other public or private restrictions on the use of the Property;

the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental authority or of any other person or entity (including, without limitation, the Americans with Disabilities Act of 1990, as amended);

the presence, absence, condition or compliance of any hazardous materials, mold or wetlands on, in, under, above or about the Property or neighboring property or the compliance of the Property with Environmental Laws;

the quality of any labor or materials used in the Improvements;

any leases, permits, warranties, service contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property; or

the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to the operation of the Property;

It is taking the Property subject to all violations of any federal, state or local law, including, without limitation, those violations (a) disclosed in the Title Report or violations searches, or (b) contained in the Permits. If any actual, existing violations are noted or issued by any federal, state or local governmental authority between the date hereof and the day immediately preceding the Closing Date (the "New Violations Period"), then Purchaser shall be obligated to close the transaction contemplated under this Agreement and shall receive a credit against the Purchase Price for the cost to cure such violations; provided, however, that if such violations are incapable of being cured or the cost to cure such violations is greater than the Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement) (such violations, "Excess Violations"), Purchaser shall not be obligated to close the transaction contemplated hereby and may terminate this Agreement, unless Seller, at its sole option, provides Purchaser an additional credit against the Purchase Price to cure such violations. Seller shall notify Purchaser within 5 Business Days after Seller learns of any Excess Violations of the cost to cure such violations and whether it elects to provide an additional credit to Purchaser to cure the Excess Violations. If Seller notifies Purchaser that it is unable to cure the Excess Violations or is unwilling to provide an additional credit to Purchaser to cure the Excess Violations, then Purchaser shall provide written notice to Seller within 3 Business Days after notice from Seller (but in no event later than the Closing Date) whether (x) Purchaser agrees to waive such violations, in which event the transactions contemplated under this Agreement shall close as scheduled with no adjustment to the Purchase Price, other than the reasonable cost to cure all Excess Violations up to the Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement), or (y) that Purchaser is unwilling to waive such violations, in which event this Agreement shall terminate and be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser;

Seller shall not be liable or bound in any manner by any express or implied warranties, guaranties, promises, statements, representations or information pertaining to the Property made or furnished by any real estate broker, dealer, agent, employee, financial advisor or other person representing or purporting to represent Seller;

That its obligations under this Agreement shall not be subject to any financing contingency; and

Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, mold, asbestos, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.

Purchaser agrees that if Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other Person with respect to the Property, including, without limitation, the Environmental Reports and Property Condition Reports, Seller has done so or shall do so only for the convenience of both parties, and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against the Seller Indemnified Parties, except to the extent related to any fraud committed by such Seller Indemnified Party. Absent fraud, Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Real Property.

Other than Seller's Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. Any Due Diligence Materials are for informational purposes only and, together with all Third-Party Reports (to the extent Purchaser is not legally prohibited in its reasonable judgment from delivering such materials to Seller), shall be returned by Purchaser to Seller promptly following the return of the Deposit to Purchaser (if Purchaser is otherwise entitled to such Deposit pursuant to the terms of this Agreement) if this Agreement is terminated for any reason. Except for Seller's Express Representations, Purchaser shall not in any way be entitled to rely upon the accuracy of such Due Diligence Materials. Purchaser recognizes and agrees that the Due Diligence Materials may not be complete or constitute all of such documents which are in Seller's possession or control, but are those that are readily available to Seller and its affiliates after reasonable inquiry to ascertain their availability. Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Due Diligence Materials and other documents required to be delivered or made available by Seller pursuant to this Agreement, Purchaser will not, except as expressly provided in any Seller's Express Representation, rely on such Due Diligence Materials or other documents as being a complete and accurate source of information with respect to the Property, and will instead in all instances rely exclusively on its own inspections and consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

Purchaser acknowledges that the Declaration provides for a right of first refusal with regard to a portion of the Hotel. Other than the ROFR Waiver and Release, Purchaser acknowledges that Seller has made no representation, warranty, covenant or agreement whatsoever with respect to the right of first refusal set forth in the Declaration.

Purchaser acknowledges that Seller has not made, and Seller affirmatively disclaims, any representations or warranties regarding the acts or omissions, including construction activities, of any owner of record of any unit in the Condominium (other than Seller in its capacity as the owner of record of the Unit and then only to the extent set forth in Seller's Express Representations or any other express representations, if any, made by Seller, to Purchaser, in Seller's capacity as the owner of record of the Unit in the Assignment and Assumption of Assumed Obligations (if executed)).

This Section 5.1 shall survive the Closing or termination of this Agreement.

REPRESENTATIONS AND WARRANTIES

Seller's Representations and Warranties. Seller makes the following representations and warranties as of the date hereof ("Seller's Express Representations").

Organization and Power. Seller is a corporation, duly organized, validly existing and authorized to do business and is in good standing under the laws of the State of Colorado. Seller has all requisite corporate powers and authorizations to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument executed and delivered on behalf of Seller hereunder.

Bankruptcy. Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.

Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Seller, has been duly executed and delivered by Seller, constitutes the valid and binding agreement of Seller and is enforceable in accordance with its terms, and the documents or instruments contemplated hereby have been duly authorized by all necessary action on the part of Seller, will be duly executed and delivered by Seller, and when so executed and delivered will constitute, the valid and binding agreements of Seller, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting enforcement of creditor's rights generally and by general principles of equity (whether applied in a proceeding at law or equity). Each person executing this Agreement and the other documents contemplated hereby on behalf of Seller has (or will have at the time of such execution) the authority to do so.

Non-contravention. Except as set forth on Exhibit FF, the execution and delivery of, and the performance by Seller of its obligations under, this Agreement, the Cooperation and Easement Agreement and the Parking Easement Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Seller or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Seller.

Seller Is Not a "Foreign Person". Seller is not a "foreign person" within the meaning of Section 1445 of the IRC, as amended (i.e., Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the IRC and regulations promulgated thereunder).

No Approvals. Other than pursuant to the Franchise Agreement, as disclosed in the Title Report or documents provided therewith, filings with the Liquor Authority, routine transfers of local business licenses and the payment of fees and taxes related thereto, and as set forth on Exhibit FF attached hereto, no governmental authority or third-party filings, approvals or consents are required for Seller's execution and delivery of, or performance of its obligations under, this Agreement, the Cooperation and Easement Agreement and the Parking Easement Agreement, and Seller's execution, delivery and performance of this Agreement, the Cooperation and Easement Agreement and the Parking Easement Agreement, do not and will not violate, and are not restricted by, any other contractual obligation or any federal, state or local laws, statutes or ordinances to which Seller is a party or by which Seller or any of the Property is bound.

Prohibited Person. Seller is not a Prohibited Person. To Seller's knowledge, none of its controlling investors, nor any brokers or other agents (if any) acting or benefiting in any capacity in connection with this Agreement, is a Prohibited Person. The assets Seller will transfer to Purchaser under this Agreement are not the property of, nor is any controlling interest therein beneficially owned, directly or indirectly, by a Prohibited Person.

Compliance with Existing Laws. Seller has to its knowledge received no uncorrected notice of violation of any laws binding upon Seller or to which the Property is subject. Seller further represents that to its knowledge no written notice from any governmental authority has been received by Seller revoking, canceling, denying renewal of, or threatening any such action with respect to any authorization.

Employees. Seller has not entered into any employment contracts or labor union contracts and has not established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of the Property for which Purchaser shall have any liability or obligation. Seller has no employees.

Condemnation Proceedings. There is no condemnation or eminent domain proceeding pending or to the knowledge of Seller, threatened, against the Real Property or any part thereof.

Actions or Proceedings. Except as set forth in Exhibit I, there is no action, suit or proceeding pending or known to Seller to be threatened against or affecting Seller or the Property in any court, before any arbitrator or before or by any governmental authority.

Declaration and Condominium Documents. To Seller's knowledge, upon full execution of the Settlement Agreement, satisfaction of the Consent Condition (as defined in the Settlement Agreement), and completion of all action items set forth in Sections 2.1 and 2.2 of the Settlement Agreement, the only documents governing or affecting the Condominium will be the Declaration and Exhibits C, D and E of the Settlement Agreement (the "Condominium Documents") and any other documents agreed to or executed in connection with the Settlement Agreement.

Penthouse Documents. Exhibit Z-2 identifies all restrictive easement agreements and other equivalent documents governing the Penthouses, including all amendments or modifications thereto (collectively, the "Penthouse Documents"), copies of which have been delivered to Purchaser. The Penthouse Documents are, to Seller's knowledge, in full force and effect and to Seller's knowledge there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller under the Penthouse Documents and, to Seller's knowledge, by any other party thereto.

Franchise Agreement. The Franchise Agreement is in full force and effect and to Seller's knowledge there are no material defaults or events that with notice or lapse of time or both which constitute a material default by Seller under the Franchise Agreement and, to Seller's knowledge, by Franchisor.

Hazardous Substances. Other than as set forth in the Environmental Reports:

Seller has received no written notice from any governmental authority of any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Real Property which remains uncorrected, or of any actual or threatened obligation to undertake or bear the cost of any clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Real Property which remains unperformed.

There are no pending or, to Seller's knowledge, threatened actions arising under or pursuant to any Environmental Laws with respect to or affecting the Real Property.

To Seller's knowledge, other than (i) hazardous substances used in the ordinary course of maintaining and cleaning the Property in commercially reasonable amounts or used during the Renovation Project in accordance with applicable Environmental Laws, and (ii) hazardous substances used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Property in commercially reasonable amounts, no hazardous substances are present on or in the Property. To Seller's knowledge, the hazardous substances described in the foregoing clauses (i) and (ii) are being used and disposed of in compliance with all Environmental Laws.

Contracts. To Seller's knowledge, there are no Hotel Contracts or Space Leases that will affect the Property following the Closing Date, except as set forth on Exhibit L and Exhibit M or as otherwise permitted under this Agreement. If there exists any Hotel Contract that is not shown on Exhibit L, the foregoing representation shall not be deemed to be incorrect to the extent (a) amounts paid under such Hotel Contract are reflected on the Financial Statements, (b) amounts paid under such Hotel Contract are not reflected on the Financial Statements but such Hotel Contract requires payments in the aggregate after the Closing Date of $25,000 or less per year, (c) such Hotel Contract is entered into after the date hereof in accordance with Section 12.1, (d) such Hotel Contract is a contract for the rental of a Hotel room, suite, banquet or meeting room or convention facilities, (e) such Hotel Contract is a purchase order for Consumables, Operating Equipment or Food and Beverage, or (f) such Hotel Contract is terminable by Purchaser without penalty on not more than 60 days prior notice (the Hotel Contracts identified in subsections (b), (d), (e) and (f) collectively may be referred to as "Non-Material Hotel Contracts"). To Seller's knowledge, each Space Lease and Hotel Contract (other than Non-Material Hotel Contracts) are in full force and effect and to Seller's knowledge there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller under such Space Leases or Hotel Contracts (other than Non-Material Hotel Contracts) and, to Seller's knowledge, by any other party thereto. With respect to those Hotel Contacts identified on Exhibit FF attached hereto, Seller's execution, delivery and performance of this Agreement and the closing of the transactions contemplated do not and will not trigger the payment of any termination or similar fees except to the extent identified on such Exhibit FF.

Financial Information. Seller has provided to Purchaser a copy of a balance sheet as of March 31, 2005 and as of December 31, 2004 and income statements and a statement of cash flows for the three-month period ending March 31, 2005 and for the fiscal year ending December 31, 2004 (collectively, "Financial Statements"). The Financial Statements are (a) are true, complete and correct in all material respects, and (b) accurately represent the financial condition and results of operations of Seller or the Property, as applicable, as of the date of such reports.

Insurance. Exhibit N is a true, correct and complete list of the insurance policies maintained by Seller or on Seller's behalf for the Property. Seller has not received written notice from any insurance company that any such insurance policy has been terminated.

Sufficiency of Assets. The Personal Property is sufficient in quality and amounts as are appropriate for the operation of the Hotel as a full service Marriott Resort and Hotel.

Title. Seller owns the Personal Property free and clear of liens, other than the Permitted Exceptions to the extent applicable to the Personal Property. All Bookings are held in Seller's name.

Property Tax Appeals. Except as otherwise set forth on Exhibit Q, there are no pending ad valorem property tax appeals that have been filed by Seller or its affiliates with respect to the Property.

Permits. To Seller's knowledge, all Permits maintained by Seller for the operation of the Hotel are (i) set forth on Exhibit R-1 to this Agreement, and (ii) in full force and effect. Except as otherwise disclosed to Purchaser in said Exhibit R-1, to Seller's knowledge, as of the date hereof, Seller has not received written notice of any material violations of any Permit. Exhibit R-2 sets forth a list of Excluded Permits.

Right of First Refusal. To Seller's knowledge, there do not exist any rights of first refusal to acquire any part of the Hotel, other than as set forth in the Franchise Agreement or in the Title Report or documents provided therewith (including, without limitation, the Declaration).

[INTENTIONALLY OMITTED]

Reserves. Exhibit V is a true, correct and complete schedule of all current Reserves (as of the Effective Date) held in the name of or for the benefit of Seller.

Trademarks. Neither Seller nor any of its affiliates own any trademarks, trade names, logos or designs used solely with respect to the Hotel.

Scope of Due Diligence Materials. The non-disclosure of any Due Diligence Materials to Purchaser because such materials are subject to the attorney-client or attorney work products privileges, or are confidential and proprietary with respect to the operation, financial condition or finances of Seller's affiliates (as compared to the Hotel itself), does not, to Seller's knowledge, result in the available Due Diligence Materials and Financial Statements inaccurately representing in a material way the condition of the Hotel or its current operations.

Designated Representatives. The Designated Representatives are in positions likely to have actual knowledge regarding the scope of any of Seller's representations and warranties.

Any representations and warranties made "to Seller's knowledge" (or similar variations) shall not be deemed to imply any duty of inquiry. For purposes of this Agreement, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Designated Representatives of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representatives any individual personal liability. As used herein, the term "Designated Representatives" shall refer to Marla Steele, David L. Pease and Raymond L. Scott, Jr.

It shall be an express condition precedent to Purchaser's obligation to close the acquisition of the Property that all of Seller's Representations be true and accurate as of Closing in all material respects. Seller shall update the representations and warranties at Closing to the extent of matters for which Seller shall obtain actual knowledge prior to Closing. Should Seller have actual knowledge that any of Seller's Representations are not true as of the date hereof in all material respects, or subsequently become materially untrue, Seller shall use commercially reasonable efforts to cure or correct the underlying circumstances as necessary to eliminate the adverse effect on Purchaser of any breaches or inaccuracies of such representations and warranties, which commercially reasonable efforts shall be limited to the expenditure in aggregate of up to the Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement) for the cure or correction of all such breaches or inaccuracies and/or mitigation of the adverse effect on Purchaser arising therefrom to the extent that it is possible to effect such cure or correction through the expenditure of funds; provided, however, that (i) such Cure Cap Amount limitation shall not apply to Seller's obligation to make any payment necessary to cure or mitigate any intentional act undertaken or intentional omission (where there is a duty to act) by Seller after the Effective Date up to and including the Closing Date in order to intentionally cause a default under this Agreement, the Hotel Contracts, Space Leases, Declaration (to the extent effective prior to the Closing Date), Condominium Documents (to the extent effective prior to the Closing Date), Settlement Agreement (to the extent effective prior to the Closing Date), Penthouse Documents or Franchise Agreement; (ii) Seller shall not be obligated to expend any amount to cure or mitigate any breach or inaccuracy to the extent caused by the passage and effectiveness between the Effective Date and the Closing Date of any amendments or supplements to applicable laws (including, without limitation, Environmental Laws); and (iii) Seller shall not be obligated to spend any money to settle any litigation filed against Seller after the Effective Date if the outcome of such litigation will not affect either the Hotel or Purchaser post-Closing. Notwithstanding anything else in this Agreement, the scheduled Closing hereunder shall be extended, but not more than 30 days, in order to provide to Seller sufficient time to effect such cure, correction or mitigation. If notwithstanding commercially reasonable efforts, Seller is unable to cure a Seller's Representation or mitigate the adverse effect on Purchaser arising from a breach thereof, or the cost to cure one or more of Seller's Representations or to mitigate the adverse effect on Purchaser arising from a breach thereof is greater than the Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement), as Purchaser's sole and exclusive remedy, Purchaser shall be entitled either to waive the same and close this transaction, in which event the transactions contemplated under this Agreement shall close as scheduled with no adjustment to the Purchase Price, other than the reasonable cost to cure Seller's Representations and/or mitigate the adverse effect on Purchaser arising from the breach of Seller's Representations up to a maximum of the Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement) (other than with respect to any matter described in item (i) above, as to which the amount of such adjustment shall be uncapped, and matter described in items (ii) and (iii) above, as to which Purchaser shall not be entitled to any adjustment of the Purchase Price) or to terminate this Agreement. If Purchaser elects to terminate this Agreement pursuant to this paragraph, Escrow Agent shall return the Deposit to Purchaser and Seller shall reimburse Purchaser up to $300,000 of Purchaser's documented, reasonable out of pocket expenses incurred by Purchaser in connection with this transaction (such amount shall not be in addition to, or duplicative of, the amount for cost reimbursement set forth in the Section 16.2, it being the intent of the parties that Purchaser is capped at $300,000 for all such costs and expenses to be recovered from Seller), and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement except as otherwise provided herein.

Notwithstanding anything in this Agreement to the contrary, Purchaser shall be required to give Seller prompt written notice of any matter of which the Purchaser has actual knowledge prior to the Closing for which Purchaser reasonably concludes indicates that Seller has breached any of its representations or warranties made by Seller under this Agreement. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by or on behalf of Seller to Purchaser, to the extent that, on or before the Closing, Seller demonstrates (i) that Purchaser obtained actual knowledge (from whatever source, including, without limitation, information provided in Due Diligence Materials, including the Title Report and documents related thereto, as a result of Purchaser's own due diligence tests, investigations and inspections of the Property, or disclosure by Seller or any of Seller's agents and employees) or (ii) otherwise is contained in any Due Diligence Materials delivered or made available to Purchaser, the Title Report and documents related thereto, or the results of any of Purchaser's own due diligence tests, investigations and inspections of the Property, that contradicts the applicable representations and warranties, or renders the applicable representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

Purchaser's Representations and Warranties. Purchaser hereby makes the following representations and warranties to Seller, each of which (i) shall survive Closing and delivery of the Deed for a period of 36 months, (ii) is true as of the date hereof except for the representation set forth in the second sentence of Section 6.2.1, and (iii) shall be true in all respects at Closing, other than any untruth or inaccuracy as to which the reasonably anticipated cost to cure and/or adverse effect on Seller arising therefrom does not exceed $1,000,000.

Organization and Power. Purchaser is a limited partnership, duly organized, validly existing and authorized to do business under the laws of the State of Delaware. Purchaser is duly qualified to do business and is in good standing under the laws of the State of Colorado. Purchaser has all requisite limited partnership powers and authorizations to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument executed and delivered on behalf of Purchaser hereunder.

Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms, and the documents or instruments contemplated hereby have been duly authorized by all necessary action on the part of Purchaser, will be duly executed and delivered by Purchaser, and when so executed and delivered will constitute, the valid and binding agreements of Purchaser, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting enforcement of creditor's rights generally and by general principles of equity (whether applied in a proceeding at law or equity). Each person executing this Agreement and the other documents contemplated hereby on behalf of Purchaser has (or will have at the time of such execution) the authority to do so.

Non-contravention. The execution and delivery of, and the performance by Purchaser of its obligations under, this Agreement, the Cooperation and Easement Agreement and the Parking Easement Agreement, do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

No Approvals. Other than those filings required with the Liquor Authorities, routine transfers of local business licenses and the payment of fees and taxes related thereto, and for Purchaser to obtain a State of Colorado sales tax permit, no governmental authority or third-party filings, approvals or consents are required for Purchaser's execution and delivery of, or performance of its obligations under, this Agreement, the Cooperation and Easement Agreement and the Parking Easement Agreement, and Purchaser's execution, delivery and performance of this Agreement, the Cooperation and Easement Agreement and the Parking Easement Agreement, do not and will not violate, and are not restricted by, any other contractual obligation or any federal, state or local laws, statutes or ordinances to which Purchaser is a party or by which Purchaser is bound.

Prohibited Person. Purchaser is not a Prohibited Person. To Purchaser's knowledge, none of its controlling investors, nor any brokers or other agents (if any) acting or benefiting in any capacity in connection with this Agreement, is a Prohibited Person. The funds or other assets Purchaser will transfer to Seller under this Agreement are not the property of, and no controlling interest therein is beneficially owned, directly or indirectly, by a Prohibited Person. The funds or other assets Purchaser will transfer to Seller under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. Section 1956(c)(7).

TITLE AND SURVEY MATTERS

Title Report. Seller has heretofore delivered to Purchaser a current preliminary title report (the "Preliminary Title Report", and together with any update thereof, the "Title Report") issued by the Title Company, indicating that fee simple title to the Real Property is, as of the date of the Preliminary Title Report, vested in the name of Seller, subject to the exceptions listed therein.

Survey. Purchaser acknowledges that Seller has delivered to Purchaser the survey of the Real Property (the "Survey").

[Intentionally Deleted]

Curing Title Objections.

Purchaser acknowledges that it shall not be entitled to object to, and shall be deemed to have approved, all matters set forth on Exhibit K attached hereto.

If, after the date hereof and prior to the Closing Date, new title exceptions that were not previously reported in the Preliminary Title Report or shown on the Survey are disclosed on an update of the Preliminary Title Report or Survey, Purchaser will notify Seller, within 5 days after its knowledge thereof or by the Closing Date (whichever is sooner) (the "New Objection Period"), of any reasonable objections that Purchaser may have to such new exceptions (the "New Title Objections"); provided, however, that Purchaser shall not be entitled to object to, and shall be deemed to have approved, any title exceptions (i) over which the Title Company is willing to insure at no additional cost (or, if there is additional cost, if Seller will pay the cost), or (ii) against which the Title Company is willing to provide affirmative insurance against collection from the Property and interference with the current use of the Hotel. To the extent Purchaser fails to notify Seller within the New Objection Period of any New Title Objections, all matters set forth in the update of the Preliminary Title Report or on the Survey shall be deemed Permitted Exceptions. Likewise, to the extent Purchaser does notify Seller within the New Objection Period of New Title Objections, all matters set forth in the update of the Preliminary Title Report or on the Survey that are not included as New Title Objections shall be deemed Permitted Exceptions.

If Purchaser does so notify Seller of New Title Objections within the New Objection Period, Seller, upon written notice to Purchaser within 5 days after receipt of Purchaser's notice of New Title Objections, shall use commercially reasonable efforts to attempt to cure such New Title Objections if Seller reasonably deems them curable, by eliminating them or having them modified to the reasonable satisfaction of Purchaser, and Seller shall have the earlier of (i) ten (10) days from the date that it receives notice from Purchaser of New Title Objections, or (ii) the date the Purchaser's mortgage commitment is scheduled to expire, to attempt to cure such New Title Objections, and the Closing Date shall be extended accordingly; provided, however, that Seller shall have no obligation to bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify New Title Objections that arise after the Effective Date and that would in the aggregate cost more than Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement). If Purchaser notifies Seller within the New Objection Period of the New Title Objections and Seller is unable to eliminate or modify the New Title Objections to the reasonable satisfaction of Purchaser on or before the Closing Date (as it may be extended pursuant hereto), then all obligations hereunder shall terminate, unless Purchaser waives such New Title Objections, in writing, within 5 days after notice from Seller of its inability to eliminate or satisfactorily modify the New Title Objections, in which event, the transfer contemplated hereby shall close as scheduled with no adjustment to the Purchase Price, other than the cost to cure the New Title Objections up to a maximum of the Cure Cap Amount (or, if less, so much of the Cure Cap Amount as remains to be expended pursuant to the terms of this Agreement). Notwithstanding the foregoing, Seller shall, on or prior to the Closing Date, pay, discharge or cause to be paid or discharged, and deliver the appropriate documents to the Title Company, to cause the Title Company to remove of record, at Seller's sole cost and expense, any liens or encumbrances (other than Permitted Exceptions) that Seller has caused to be placed on the Property after the date hereof or arise out of the acts of Seller after the date hereof. The matters set forth on Exhibit K attached hereto and in any update of the Preliminary Title Report and/or Survey which are approved by Purchaser, waived by Purchaser or deemed approved by Purchaser shall collectively constitute "Permitted Exceptions" for all purposes under this Agreement. In addition, in order to address an encroachment by the Improvements onto the adjacent "Antler's" property owned by a third party, Seller may execute an encroachment agreement prior to the Closing as long as the same shall address only existing encroachments and not have a material and adverse effect on the ownership, use or operation of the Hotel as currently owned, used and operated (the "Encroachment Agreement"). Further, Seller may, prior to Closing, execute and record the "Pedestrian Easement" referenced in Section 3(c) of the Cooperation and Easement Agreement. Purchaser agrees that the Encroachment Agreement and "Pedestrian Easement" shall be Permitted Exceptions for all purposes hereunder.

All costs incurred for title searches and preparation of the title commitment and Title Report, and all title premiums for an extended coverage title policy (including costs of endorsements approved by Seller to cure any title defects, but excluding any endorsements otherwise requested by Purchaser) and survey costs, shall be paid by Seller. This payment obligation shall survive the Closing or termination of this Agreement.

In the event of a termination of this Agreement under this Section 7.4, this Agreement shall be deemed null and void (except for those obligations which expressly survive Closing), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser.

Intentionally Omitted.

Franchisor Estoppel and Consent. Seller shall use commercially reasonable efforts to obtain from Franchisor a written estoppel statement and consent in the form attached hereto as Exhibit G-2, subject to immaterial changes reasonably acceptable to Purchaser (the "Franchisor Estoppel and Consent"), dated no earlier than the date hereof. The certifications made under the Franchisor Estoppel and Consent shall be for the benefit of Purchaser, its lender and their respective successors and assigns. Seller's obtaining the Franchisor Estoppel and Consent shall not be a condition to Closing.

Penthouse Owners' Estoppel. Seller shall use commercially reasonable efforts to obtain from each of the owners of a Penthouse a written estoppel statement in the form attached hereto as Exhibit G-3, subject to immaterial changes reasonably acceptable to Purchaser (collectively, the "Penthouse Estoppels"), dated no earlier than the date hereof. The certifications made under the Penthouse Estoppels shall be for the benefit of Purchaser, its lender and their respective successors and assigns. Seller's obtaining the Penthouse Estoppels shall not be a condition to Closing.

Tenant Estoppels. Seller shall use commercially reasonable efforts to obtain from each of the Space Lessees a written estoppel statement in the form attached hereto as Exhibit G-4, subject to immaterial changes reasonably acceptable to Purchaser (collectively, the "Tenant Estoppels"), dated no earlier than the date hereof. The certifications made under the Tenant Estoppels shall be for the benefit of Purchaser, its lender and their respective successors and assigns. Seller's obtaining the Tenant Estoppels shall not be a condition to Closing.

Liens. Seller shall cause any mechanics', laborers' or materialmen's lien that is filed against the Real Property or Parking Easement Property or any part thereof for work attributable thereto (other than arising by, through or under Purchaser or any of Purchaser's Consultants) during the period prior to the Closing Date to be discharged by payment, bonding or as otherwise provided by law within 30 Business Days after Seller receives notice that such lien was filed (or such earlier time as may be required pursuant to Section 7.4.2(b) hereof). Any amounts expended by Seller to comply with this Section 7.9 will not count toward or be subject to the Cure Cap Amount set forth in this Agreement.

THE CLOSING

Closing. The closing of the transaction contemplated hereby (the "Closing") shall take place in escrow with the Title Company on May 31, 2005 (the "Closing Date"). Provided that Purchaser is not in default under the terms of this Agreement, Purchaser shall be permitted a one-time 30-day extension of the Closing Date specified in the first sentence of this Section 8.1 by (a) delivering written notice to Seller no later than 10 days prior to the scheduled Closing Date, and (b) simultaneously with such notice to Seller, delivering to Escrow Agent the amount of $2,000,000, which amount when received by Escrow Agent shall be added to the Deposit hereunder, shall be non-refundable (except as otherwise expressly provided herein with respect to the Deposit), and shall be held, credited and disbursed in the same manner as provided hereunder with respect to the Deposit.

Deliveries at Closing.

Seller's Closing Documents. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

A duly executed and acknowledged deed (the "Deed") conveying, selling and transferring to Purchaser all of Seller's right, title and interest in and to the Real Property, substantially in the form of Exhibit C;

A duly executed bill of sale substantially in the form attached hereto as Exhibit D, transferring to Purchaser all of Seller's right, title and interest in and to the FF&E, Food and Beverage, Consumables and Operating Equipment;

A duly executed assignment and assumption agreement in the form attached hereto as Exhibit E-1 (the "Assignment and Assumption Agreement"), conveying and transferring to Purchaser all of Seller's right, title and interest in, to and under the Declaration, Condominium Documents, Penthouse Documents, Bookings, the Hotel Contracts, the Space Leases, the Permits (other than Excluded Permits), the Hotel Books and Records, the Miscellaneous Hotel Assets and any other obligations for which Purchaser shall receive a credit on the Settlement Statement (other than the Assumed Obligations);

The originals, or, if not reasonably available, copies of all Permits (other than Excluded Permits) and material governmental approvals in the possession of Seller, if any, including, without limitation, the current certificates of occupancy for the Improvements. The location of such items at the Hotel on the Closing Date shall constitute delivery to Purchaser;

An affidavit certifying that Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended (the "IRC"), that the transaction contemplated hereby does not constitute a disposition of a United States real property interest by a foreign person, and that, at Closing, Seller will not be subject to the withholding requirements of Section 1445 of the IRC;

Such evidence as Purchaser may reasonably request confirming Seller's authority to execute and deliver the documents required of it and to consummate the transactions contemplated hereby;

Originals (and to the extent not reasonably available, copies) of the Declaration, Condominium Documents, Penthouse Documents, Hotel Contracts, Hotel Books and Records, Space Leases and other Miscellaneous Hotel Assets (to the extent not specifically referred to above and to the extent the same are of a nature that are capable of being physically delivered at Closing) which are in Seller's possession; provided, however, that the existence of such contracts and leases at the Hotel on the Closing Date shall constitute delivery of Purchaser, provided Purchaser is advised of the location thereof;

A notice to the counter-parties to the Hotel Contracts, Settlement Agreement, Penthouse Documents, Space Leases and to all parties required under the Condominium Documents and documents provided with the Title Report, in accordance with the Hotel Contracts, Settlement Agreement, Penthouse Documents, Space Leases, Condominium Documents and documents provided with the Title Report, respectively, advising of the Closing and directing all future communications be sent to Purchaser, with a copy to Manager;

A duly executed Concession Agreement by New Liquor Licensee;

To the extent received by Seller, an original Franchisor Estoppel and Consent executed by Franchisor, in the form of Exhibit G-2 attached hereto, and original copies of any Penthouse Estoppels and/or Tenant Estoppels received by Seller;

As soon as practicable after the Closing, Seller shall deliver to Purchaser (if not then located in the Improvements) all combinations to safes, keys, codes and passcards relating to the operation of the Hotel and forming part of the Personal Property;

A Parking Easement Agreement in a form reasonably agreed to by the parties (the "Parking Easement Agreement") and duly executed and acknowledged by the owner of property identified on Exhibit A-3 burdened by the Parking Easement Agreement (the "Parking Easement Property");

A duly executed Management Agreement in the form attached hereto as Exhibit P (the "Management Agreement") executed by Manager;

A Cooperation and Easement Agreement in a form reasonably agreed to by the parties (the "Cooperation and Easement Agreement") and duly executed and acknowledged by Seller;

Subject to Section 17.10, a resignation by each of Richard D. MacCutcheon, Marla K. Steele (Mr. MacCutcheon and Ms. Steele referred to herein as the "Seller-Appointed Managers") and Jack Hunn (Mr. Hunn referred to herein as the "At-Large Manager") of their seats on the Board of Managers of the Condominium Association and as officers of the Condominium Association (provided, however, that the At-Large Manager's resignation shall be effective only upon election of such At-Large Manager's successor as contemplated pursuant to Section 17.6), and evidence of the appointment of two persons designated by Purchaser ("Purchaser-Appointed Managers") to replace the Seller-Appointed Managers on the Board of Managers of the Condominium Association;

A duly executed Seller's Guaranty, executed by Guarantor;

A duly executed Settlement Statement reflecting adjustments and proportions as required under this Agreement (the "Settlement Statement");

A duly executed and acknowledged waiver and release of all present and future rights to exercise the right of first refusal provided for in Section 37 of the Declaration in the form attached hereto as Exhibit J (the "ROFR Waiver and Release"); and

Subject to Section 17.10, a duly executed assignment and assumption agreement in the form attached hereto as Exhibit E-2 (the "Assignment and Assumption of Assumed Obligations"), pursuant to which Seller transfers to Purchaser the Assumed Obligations and Purchaser assumes the obligation to perform the Assumed Obligations from and after the Closing Date.

Seller and Purchaser (or Purchaser's assignee pursuant to Section 17.11 hereof) will prepare and execute such additional instruments, affidavits, certificates, assignments and other assurances as are reasonably requested by either party hereto or by the Title Company and are customary for similar transactions in order to convey, assign and transfer all of Seller's right, title and interest in and to the Property to Purchaser (or to Purchaser's assignee pursuant to Section 17.11 hereof).

Purchaser's Closing Obligations. At the Closing, Purchaser shall deliver, or cause to be delivered, the following to Seller, at its sole cost and expense:

The balance of the Purchase Price pursuant to Sections 3.1(ii) and 10.1(a) hereof;

A duly executed Assignment and Assumption Agreement.

Such evidence as Seller may reasonably request confirming Purchaser's authority to execute and deliver the documents required of it and to consummate the transactions contemplated hereby;

A duly executed and acknowledged Parking Easement Agreement;

A duly executed Management Agreement executed by Purchaser Tenant Entity;

A Purchaser's Guaranty, duly executed by DiamondRock Hospitality Limited Partnership;

A duly executed Settlement Statement;

A duly executed and acknowledged Cooperation and Easement Agreement;

Subject to Section 17.10, a duly executed Assignment and Assumption of Assumed Obligations;

A duly executed and acknowledged Agreement Regarding Density Allocation;

Such documents as may be required by the Board of Managers of the Condominium Association (including, without limitation, a duly executed Unit Owner's Power of Attorney); and

A duly executed Concession Agreement executed by Purchaser Tenant Entity.

Closing Costs. Seller shall pay any recording, documentary and filing fees in connection with the recordation of the ROFR Waiver and Release, Agreement Regarding Density Allocation, Encroachment Agreement and Cooperation and Easement Agreement. Purchaser shall pay any recording, documentary and filing fees in connection with the recordation of the Deed and the Parking Easement Agreement and any other instruments executed in connection with the Closing. Any fees and expenses of the Escrow Agent shall be paid in equal shares by Purchaser and Seller.

Sales and Transfer Taxes. At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns as may be necessary to comply with the tax laws of the State of Colorado, County of Eagle, and Town of Vail, and the regulations applicable thereto, as the same may be amended from time to time, with Purchaser being obligated to pay the same. Without limiting the foregoing, Purchaser will pay, when due, any and all state and local sales, transfer, use or other taxes payable in connection with the transfer of the Property; provided, however, if required by applicable law, Purchaser shall pay the same to Seller for Seller to pay the appropriate authorities if required by applicable law. Attached hereto as Exhibit S is a written statement containing the value of the Real Property, the Personal Property and the goodwill being transferred to Purchaser pursuant to the terms of this Agreement as reasonably determined by Seller and Purchaser (the "Allocation Statement"). The sales taxes paid by Purchaser in connection with the transfer of such Personal Property shall be based on the value of the Personal Property set forth in the Allocation Statement; provided, however, that the parties hereto acknowledge that the value of the Personal Property between the date hereof and the Closing Date may change and if, in the reasonable determination of Seller and Purchaser, the value of the Personal Property has changed as of the Closing Date, the parties shall cooperate in good faith to modify the Allocation Statement accordingly. Any filings made by the parties hereto shall be consistent with the final Allocation Statement agreed upon as of the Closing Date.

Order of Recording. Notwithstanding anything in this Agreement to the contrary, the Deed, Cooperation and Easement Agreement and Parking Easement Agreement shall be recorded prior to any financing or other liens or encumbrances imposed upon the Real Property by Purchaser after its acquisition. The provisions of this Section 8.5 shall survive the Closing.

ADJUSTMENTS AND PRORATIONS; CLOSING STATEMENTS

Adjustments and Prorations. The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 12:01 a.m. on the Closing Date (the "Apportionment Time"). Net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of Seller shall be paid by Purchaser to Seller in cash at the Closing. Notwithstanding the provisions of this Section 9.1, Seller may, in its sole discretion, choose to retain certain assets and liabilities on its own books in lieu of the adjustment by proration as set forth in this Section 9.1. If Seller elects to maintain any such assets or liabilities, Seller shall notify Purchaser of such election and the assets and liabilities to be retained no later than three (3) business days prior to Closing. With respect to such assets and liabilities to be retained, no proration shall be made hereunder. Subject to the foregoing, and unless otherwise indicated below, Purchaser shall receive a credit against the Purchase Price for any of the following items to the extent the same are accrued but unpaid as of the Apportionment Time (whether or not due, owing or delinquent as of the Apportionment Time) and to the extent Purchaser has assumed the obligations for the same, and Seller shall receive a credit (and thereby be entitled to a payment from Purchaser) with respect to any of the following items which shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Apportionment Time:

Guest Ledger. Guest ledger receivables (i.e., amounts, including, without limitation, room charges and charges for food and beverages, accrued to the accounts of guests and other customers of the Hotel as of the Apportionment Time) ("Guest Ledger Receivables") shall be prorated between Purchaser and Seller. Seller shall receive a credit for all guest ledger receivables for all room nights and other charges up to but not including the room night during which the Apportionment Time occurs, and Purchaser shall be entitled to the amounts of guest ledger receivables for the room nights and other charges after the Apportionment Time. The final night's room revenue (revenue from rooms occupied on the evening preceding the Closing Date), any taxes thereon, and any in-room telephone, movie and similar charges for such night, shall be allocated 50% to Seller and 50% to Purchaser (and Seller and Purchaser shall each bear 50% of the credit card charges, travel company charges and similar commissions payable with respect to such revenue). All revenues from restaurants, bars and lounge facilities for the night during which the Apportionment Time occurs shall belong to Seller and Seller shall bear all expenses related to such revenues, including but not limited to, payroll and food and beverage costs.

Taxes and Assessments. Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales, transient occupancy tax, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to the Apportionment Time, and Purchaser shall be solely responsible for all such taxes for any period from and after the Apportionment Time, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Purchaser shall be the sole responsibility of Seller. All ad valorem taxes, special or general assessments, real property taxes, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall also provide Purchaser with a credit at Closing for real estate taxes attributable to the period from January 1, 2005 to the Closing Date, payable in 2006, such credit to be calculated based upon the most recent valuation and real property tax assessments applicable to the Real Property.

Utilities; Telephone. Telephone and telex charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Purchaser and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Purchaser. Where possible, cutoff readings will be secured for all utilities as of the Apportionment Time. To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service.

Hotel Contracts, Franchise Agreement, Declaration, Condominium Documents and Space Leases; Trade Payables and Receivables. Any amounts prepaid or payable under any Hotel Contracts, Space Leases, the Declaration, the Condominium Documents, the Penthouse Documents, the Franchise Agreement (but, with respect to the Franchise Agreement, only with respect to those items as to which Purchaser will receive an economic benefit from following the Closing) and any other trade payables and receivables shall be prorated as of the Apportionment Time between Purchaser and Seller. All amounts known to be due under Hotel Contracts, Space Leases, the Condominium Documents, the Penthouse Documents and the Franchise Agreement with reference to periods prior to the Closing Date shall be paid by Seller or credited to Purchaser. Any additional amounts not known or not available at the Closing will be part of the post closing adjustments contemplated in Section 9.2.

Permits. Fees paid for Permits (other than Excluded Permits) shall be prorated as of the Apportionment Time between Purchaser and Seller.

Bookings. Purchaser shall receive a credit for advance payments and deposits, if any, under Bookings.

Gift Certificates. Purchaser shall receive a credit for the face value of all unredeemed gift certificates issued by Seller or Existing Manager as of the Apportionment Time.

Vending Machines; ATMs. Vending machine and ATM monies will be removed by Seller as of the Apportionment Time for the benefit of Seller.

Cash Accounts. All funds held in any accounts maintained by or for the benefit of Seller at the Apportionment Time will be removed by Seller as of the Apportionment Time for the benefit of Seller.

House Banks. Notwithstanding the provisions of Section 9.1.9 Seller shall receive a credit for the cash held in the Hotel house banks and any petty cash at the Hotel.

Security Deposits. Purchaser shall be entitled to a credit for all unapplied security and other deposits, if any, held by Seller as of the Apportionment Time with respect to Hotel Contracts and Space Leases.

Prepaid Expenses; Deposits. Seller shall receive a credit for prepaid expenses directly or indirectly allocable to any period from and after the Closing Date, including, without limitation, prepaid rents under any equipment lease, annual permit and inspection fees, fees for licenses, trade association dues and trade subscriptions, all security or other deposits paid by or on behalf of Seller to third parties to the extent the same are transferable and remain on deposit for the benefit of Purchaser, and all inventories of Consumables and Food and Beverage. With the exception of prepaid advertising which has not been published, mailed or aired, the Seller will receive no credit for prepaid advertising costs.

Insurance. Insurance premiums will not be prorated and Purchaser shall not assume, and Seller shall not assign, any insurance policies, Purchaser hereby acknowledging its obligation to obtain its own insurance related to or for the Property.

City Ledger Receivables. Seller shall receive a credit for, and Purchaser shall purchase from Seller, all city ledger accounts receivable that are less than 120 days old. Such credit shall equal the amount of the accounts receivable, less 2% (representing historic reserves and/or write offs for bad debt under 120 days old for uncollectible amounts.)

Other Accounts Receivable. Except as set forth in Sections 9.1.1 and 9.1.14, all accounts receivable for all periods prior to the Apportionment Time shall remain the property of Seller. From Closing until the date which is six (6) months after the Closing Date, Purchaser shall use commercially reasonable efforts to collect in the ordinary course of business all such accounts receivable (other than accounts receivable from credit card companies that shall be collected directly by Seller). Periodically (but no less frequently than monthly), Purchaser shall submit to Seller all amounts received in respect of such accounts receivable, together with an itemization of such accounts receivable. If Purchaser receives any amounts in respect of such accounts receivable after such date, Purchaser shall promptly remit the same to Seller.

Assumed Obligations. Any amounts prepaid or payable with respect to the Assumed Obligations shall be prorated as of the Apportionment Time between Purchaser and Seller. All amounts known to be due and payable by Seller on or before the Closing with respect to the Assumed Obligations shall be paid by Seller or credited to Purchaser. Any additional amounts not known or not available at the Closing will be part of the post closing adjustments contemplated in Section 9.2.

Capital Leases. At Closing, Purchaser will assume the obligations related to the capital leases identified on Exhibit GG without adjustment or proration.

Other Items. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property or of a Hotel shall be prorated as of the Apportionment Time in accordance with local custom in the jurisdiction in which the Hotel is located. Notwithstanding the foregoing or anything in the Agreement to the contrary, all Reserves shall be retained by Seller and not prorated or assigned to Purchaser.

Closing Statement; True-Up. Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties' reasonable estimate of the items requiring prorations and adjustments in this Agreement. Subsequent final adjustments and payments (the "True-Up") shall be made in cash or other immediately available funds as soon as practicable, but no more than 120 days after the Closing Date (except with respect to ad valorem property taxes which shall be adjusted within 30 days after receipt of the final tax bill), based upon an accounting performed by Seller and acceptable to Purchaser. If the parties have not agreed with respect to the adjustments required to be made pursuant to Section 9.1, upon application by either party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between the parties. (If the parties cannot agree on a certified public accountant within 30 days after the request by either party, the JAMS located in Denver, Colorado shall appoint a certified public accountant.) The charges of such accountant (and JAMS, if applicable) shall be borne equally by the parties. All adjustments to be made as a result of the final results of the True-Up shall be paid to the party entitled to such adjustment within 30 days after the final determination thereof.

Access. Purchaser and Seller shall have the right to have their representatives present (i) before the Closing Date for the purpose of observing the taking of any inventories by Seller's designee (including the counting of house funds), the review of receivables, or any other matters to be performed pursuant to this Article 9, and (ii) after the Closing Date for the purpose of review of receivables or any other post-closing adjustments provided for in this Agreement, and such representatives shall be given reasonable access to the Hotel Books and Records which are relevant to the preparation of the proposed closing statement and the Settlement Statement.

Calculations. All prorations shall be made on the basis of the actual number of days of the year, or month, as applicable, which shall have elapsed as of the Closing Date.

Survival. The provisions of this Article 9 shall survive the Closing and delivery of the Deed.

CONDITIONS TO SELLER'S OBLIGATIONS

Conditions to Seller's Obligations. Seller's obligation to close the transaction contemplated by this Agreement and to deliver the documents and instruments required under Article 8 hereof is subject to satisfaction of the following conditions (any of which may be waived by Notice from Seller):

Purchaser shall have paid the Purchase Price, plus or minus prorations and adjustments as provided for herein, by wire transfer of Federal same-day funds as directed by Seller;

Purchaser shall have completed all of the deliveries required of Purchaser under Article 8 hereof, and all such documents and instruments shall be in form and substance reasonably satisfactory to Seller and its counsel; and

All of the representations, covenants and agreements of Purchaser contained herein shall be true and correct and/or shall have been paid and performed, as the case may be, in all material respects.

If the transfers contemplated by this Agreement shall not close because the conditions described in paragraphs (a), (b) or (c) above have not been fulfilled, then Purchaser shall be deemed to be in default under this Agreement, and Seller shall have the right to retain the Deposit, in accordance with the provisions of Section 16.1 hereof.

CONDITIONS TO PURCHASER'S OBLIGATIONS

Conditions to Purchaser's Obligations. Purchaser's obligation to consummate the transfers contemplated by this Agreement and to deliver the balance of the Purchase Price and the other documents and instruments required under Article 8 hereof is subject to satisfaction of the following conditions (any of which may be waived by Notice from Purchaser):

Seller shall have completed all of the deliveries required of Seller under Article 8 hereof, and all such documents and instruments shall be in form and substance reasonably satisfactory to Purchaser and its counsel;

Purchaser shall have received the Audited Financial Statements and the financial condition and results of operations of the Property as represented by such Audited Financial Statements shall not materially deviate from the financial condition and results of operations of the Property as represented by the Financial Statements provided, however, that Purchaser agrees in all instances to exercise its right to terminate this Agreement for failure of the condition to Closing described in this Section 11.1(b) within 5 Business Days after Purchaser's receipt of the Audited Financial Statements (or such right to terminate shall be deemed waived).

Seller shall have delivered an original executed ROFR Waiver and Release;

Any Hotel Renovations that have been performed prior to Closing shall have been performed in accordance with the requirements of Section 17.12 hereof;

Purchaser and Franchisor shall have entered into a new franchise agreement for the Hotel; provided, however, if Franchisor is willing to execute its standard Franchise Agreement, but Purchaser is unwilling to do so, then Purchaser shall have waived its right to terminate this Agreement based on the failure of the condition set forth in this Section 11.1(e);

The Title Company shall be irrevocably committed to issue a title policy (i) in conformance with the Title Report, subject only to the Permitted Exceptions and (ii) which insures Purchaser's easement estates granted to Purchaser pursuant to the Parking and Easement Agreement materially consistent with the "Schedule B-2 Exceptions" set forth in the Title Commitments VC50009652 and VC50009653 issued by Title Company;

Purchaser's Board Members shall have been appointed members of the Board of Managers of the Condominium Association;

Subject to Section 17.5.2(b) hereof, a Settlement Agreement in substantially the form previously delivered to Purchaser by Seller and currently available on Seller's online due diligence datasite as "MARK-LODGE SETTLEMENT AGREEMENT 04-08-05.RED) (the "Settlement Agreement") between Seller and the Residential Owners (as such term is defined in the Settlement Agreement) and that certain Easement Amendment (as such term in defined in the Settlement Agreement) shall each have been executed, the Consent Condition thereunder shall have been satisfied and all action items set forth in Sections 2.1 and 2.2 of the Settlement Agreement shall have been completed;

Permanent (as opposed to temporary) certificates of occupancy shall have been issued with respect to the entire Hotel;

Seller shall have terminated the Operating Lease and delivered to Purchaser written evidence of such termination;

New Liquor Licensee shall have obtained the New Liquor License; and

Subject to the second to last paragraph of Article 6, all of the representations, covenants and agreements of Seller contained herein shall be true and correct and/or shall have been paid and performed, as the case may be, in all material respects.

ACTIONS AND OPERATIONS PENDING CLOSING

Actions and Operations Pending Closing.

Seller agrees that, between the date hereof and the Closing Date, if this Agreement has not been terminated by Purchaser pursuant to Section 11.1 hereof:

the Hotel will continue to be operated and maintained substantially in accordance with the present standards;

Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's reasonable discretion, enter into any contracts or commitments with respect to the Hotel involving any capital expenditures or material construction; provided, however, that the consent of Purchaser shall not be required (w) with respect to execution and delivery of the Settlement Agreement and all documents contemplated thereby (including, without limitation, the Easement Amendment, which shall be a Permitted Exception for all purposes hereunder), (x) in the event of a Casualty or an Emergency, (y) with respect to Hotel Renovations pursuant to Section 12.1(b), or (z) with respect to matters set forth on Seller's calendar year 2005 capital construction budget.

Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser's reasonable discretion, (x) sell, pledge or transfer any of its interest in any of the Property other than in the ordinary course of business, (y) enter into any (A) new Hotel Contracts or (B) new licenses or permits or (z) cancel, materially modify or renew any of the existing Hotel Contracts (other than a Non-Material Hotel Contract) or Space Leases, the Franchise Agreement, the Penthouse Documents, the Declaration or the Condominium Documents (except as contemplated by the Settlement Agreement) or accept any rent or other payment under any Space Lease or the Penthouse Documents for more than one month in advance; provided, however, that Seller may, without Purchaser's prior consent, enter into (I) Non-Material Contracts, (II) purchase orders for FF&E, Food and Beverage, Consumables and/or Operating Equipment in the ordinary course of business, and (III) applications to obtain or renew Permits used in the ordinary course of business or required for the continued operation of the business of the Hotel or the transfer contemplated hereby;

notwithstanding the provisions of Section 12.1(a)(iii) above, Seller shall have the right, without giving Notice to or receiving the consent of Purchaser, to make (and accept cancellations of) Bookings in the ordinary course of business;

Seller will execute and Purchaser, where necessary, will join in the execution of, all applications and instruments reasonably requested by Purchaser which are required in connection with the transfer of all transferable Permits (other than Excluded Permits) in order to transfer the benefits of such Permits to Purchaser on the Closing Date; provided, however, no such transfer shall be effective unless and until the Closing occurs. Purchaser shall be responsible for, and pay immediately upon Seller's request, all costs related to such applications and instruments. Seller, subject to the next succeeding sentence, shall use commercially reasonable efforts to preserve in force all existing Permits and to cause all those expiring during the period between the date hereof and the Closing to be renewed prior to the Closing Date. If any such Permit (other than Excluded Permits, but inclusive of the Existing Liquor License) shall be suspended or revoked, Seller shall promptly so notify Purchaser and shall use commercially reasonable efforts to cause the reinstatement of such Permit without any additional limitation or condition;

During the 7 day period prior to the Closing Date, Purchaser shall be entitled to have up to 2 representatives at the Hotel, at reasonable times and under reasonable circumstances, to observe the operations of the Hotel, provided (a) Purchaser makes arrangements with Hotel management prior to sending such representative(s) to the Hotel and (b) such representative(s) do not interfere with Hotel management or employees or any of the operations of the Hotel; and

to the extent maintained by a prudent owner of comparable properties that are similarly situated to the Hotel, Seller will maintain in effect all policies of insurance for the Hotel which are in effect as of the date hereof, or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Hotel.

Pursuant to Section 17.12 of this Agreement, between the date hereof and the Closing Date, Seller will be performing the Hotel Renovations in accordance with the requirements of Section 17.12 hereunder. Notwithstanding anything to the contrary contained herein, Purchaser's consent shall not be required for Seller to perform the Hotel Renovations or enter into any agreements or contracts necessary to perform the Hotel Renovations, provided the same are performed in accordance with the requirements of Section 17.12 hereunder and so long as (i) the work performed and the materials installed are performed and installed in the same manner as was employed by Seller prior to the date hereof, and (ii) Purchaser shall not have any liability with respect to such Hotel Renovations.

Between the date hereof and the Closing Date, Seller will use commercially reasonable efforts to cause the Encroachment Agreement to be entered into prior to the Closing.

Between the date hereof and the Closing Date, Seller will use commercially reasonable efforts to cause (x) all parties to the Settlement Agreement to execute the same, (y) the Consent Condition thereunder to be satisfied and (z) all action items set forth in Sections 2.1 and 2.2 of the Settlement Agreement to be completed.

If Purchaser's consent is required pursuant to this Article 12, Purchaser shall respond to Seller within 5 Business Days after Seller's request for consent. If Purchaser fails to respond to Seller within such 5-Business Day period, Purchaser shall be deemed to have consented to the requested action.

CASUALTIES AND TAKINGS

Casualties.

Notice. If any substantial damage to the Real Property and/or Parking Easement Property shall occur on or before the Closing Date by reason of fire or other casualty (a "Casualty"), Seller will give Purchaser Notice (a "Casualty Notice") of such event upon the earlier of the Closing Date or 5 Business Days following such Casualty.

Restoration. If the cost to repair and restore the Real Property and/or Parking Easement Property, as the case may be, exceeds $4,000,000 (as reasonably estimated by an independent and disinterested architect or registered professional engineer competent to make such estimate and selected by Seller no later than 15 Business Days following such Casualty), then Purchaser shall have the option to terminate this Agreement by giving Seller Notice to such effect within 5 Business Days after the receipt of the report of the architect or engineer referred to above. If Purchaser elects to terminate this Agreement pursuant to this Section 13.1, this Agreement shall be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser. If Purchaser does not timely elect to terminate this Agreement as hereinabove provided, or if Purchaser is obligated to close because the cost to repair or restore the Casualty (as reasonably estimated by the independent and disinterested architect or registered professional engineer described above) does not exceed the amount set forth above, then the Closing shall take place as herein provided without adjustment of the Purchase Price, and, subject to Section 13.1.3 hereof, Seller shall, at the Closing, pay or assign to Purchaser (by written instrument in the case of any assignment, but without recourse, representation or warranty) the proceeds from all fire and other casualty insurance paid or payable to Seller and/or the owner of the Parking Easement Property with respect to the Casualty.

To the extent that Seller, in accordance with this Agreement, elects to commence any repair, replacement or restoration of the Property prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repair, replacement or restoration completed or installed prior to Closing, with Purchaser being responsible for completion of such repair, replacement or restoration after Closing from the balance of any available insurance proceeds. The provisions of this Section 13.1.3 shall survive the Closing and delivery of the Deed to Purchaser.

Taking. If Seller has knowledge of the actual or threatened taking of all or any part of the Real Property and/or Parking Easement Property by exercise of right of eminent domain, Seller will give Purchaser prompt written notice (a "Condemnation Notice") of such event. If, on or before the Closing Date, all of the Real Property and/or Parking Easement Property shall be taken or threatened to be taken by exercise of right or eminent domain, or there shall be taken or threatened to be taken so material a part thereof that, in the reasonable judgment of Purchaser, the taking does or, in the case of a threatened taking, will, materially interfere with the use of the Hotel, then Purchaser may elect to terminate this Agreement by giving Seller Notice to such effect by the earlier to occur of (a) the Closing Date or (b) 15 days after Seller has given Purchaser the Condemnation Notice. If Purchaser elects to terminate this Agreement pursuant to this Section 13.2, this Agreement shall be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser. If Purchaser does not timely elect to terminate this Agreement or if Purchaser is obligated to close because the condemnation does not materially interfere with the use of the Hotel, then the Closing shall take place as herein provided without any abatement of the Purchase Price, and Seller shall, by written instrument at the Closing, assign to Purchaser all of Seller's and/or the Parking Easement Property owner's right, title and interest in and to any condemnation award. For purposes of this Section 13.2, the term "taking" shall include temporary takings in excess of 15 days within a 365-day period as well as permanent takings.

ESCROW ARRANGEMENTS

Escrow Agent/Escrow Agreement. Purchaser and Seller shall enter into an agreement (the "Escrow Agreement") with the Title Company ("Escrow Agent") substantially in the form attached hereto as Exhibit H, to act as escrow agent with respect to the Deposit paid pursuant to this Agreement.

NOTICES

Notices by Parties. Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications (any of the same a "Notice", herein collectively called "Notices") required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be hand delivered, sent by nationally recognized overnight courier or transmitted by facsimile (with hard copy confirmation by overnight courier; provided, that, receipt of a hard copy confirmation by overnight courier shall not be required for notice to be effective), addressed to the party to be so notified as follows:

If to Purchaser to:

DiamondRock Hospitality Limited Partnership

c/o DiamondRock Hospitality Company

10400 Fernwood Road, suite 300

Bethesda, Maryland 20817

Attention: Michael Schecter, General Counsel

Telephone: (301) 380-6012

Telecopy: (301) 380-6850

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven D. Klein, Esq.

Telephone: (212) 728-8000

Telecopy: (212) 728-8111

If to Seller to:

VAMHC, Inc.

c/o Vail Associates, Inc.

137 Benchmark Road

Avon, Colorado 81620

Attention: General Counsel

Telephone: (970) 845-2927

Telecopy: (970) 845-2928

with a copy to:

Brownstein Hyatt & Farber, P.C.

410 17th Street, 22nd Floor

Denver Colorado 80202

Attention: Gary M. Reiff

Telephone: (303) 223-1114

Telecopy: (303) 223-1111

A Notice shall be effective on the earlier of (x) actual receipt or (y) hand delivery or the following Business Day after sent by overnight courier for next Business Day delivery as the case may be. Either party may at any time change the address for Notices to such party by giving a Notice as aforesaid.

DEFAULT BY PURCHASER OR SELLER

Default by Purchaser. If (i) Purchaser shall default in the payment of the Purchase Price or if Purchaser shall default in the performance of any of its other material obligations to be performed on the Closing Date, or (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for 5 days after notice to Purchaser, THEN SELLER'S SOLE REMEDY BY REASON THEREOF SHALL BE TO TERMINATE THIS AGREEMENT AND, UPON SUCH TERMINATION, NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATIONS HEREUNDER EXCEPT FOR THOSE THAT ARE EXPRESSLY PROVIDED IN THIS AGREEMENT TO SURVIVE THE TERMINATION HEREOF AND SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES FOR PURCHASER'S DEFAULT HEREUNDER, IT BEING AGREED THAT THE DAMAGES BY REASON OF PURCHASER'S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN. Nothing contained in this Section 16.1 is intended to or shall be construed in any way to limit or restrict the rights and remedies of Seller for a breach of any of Purchaser's covenants, agreements and obligations contained in Sections 4.2, 17.3, 17.4, 17.5.1 and 17.8.4 of this Agreement. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 16.1 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE SELLER AND THE REMEDIES AVAILABLE TO SELLER, AND, ABSENT FRAUD AND EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 17.3, 17.4, 17.5.1 AND 17.8.4, SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY SELLER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH SELLER SPECIFICALLY WAIVES, FROM PURCHASER FOR ANY BREACH BY PURCHASER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT.

Default by Seller. If (i) Seller shall default in any of its material obligations to be performed on the Closing Date or (ii) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for 5 days after notice to Seller, then Purchaser as its SOLE AND EXCLUSIVE REMEDY by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right, subject to the other provisions of this Section 16.2, (i) to seek to obtain specific performance of Seller's obligations hereunder or (ii) to receive from Seller a return of the Deposit and up to $300,000 for Purchaser's reasonable, documented out-of-pocket costs and expenses actually and directly incurred by Purchaser in the negotiation of this Agreement and Purchaser's diligence investigation (such amount shall not be in addition to, or duplicative of, the amount for cost reimbursement set forth in the second to last paragraph of Article 6, it being the intent of the parties that Purchaser is capped at $300,000 for all such costs and expenses to be recovered from Seller). Upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Nothing contained in this Section 16.2 shall diminish Purchaser's remedies, post-Closing to the extent expressly set forth in Sections 17.3, 17.4 and 17.5.2 of this Agreement. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 16.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND ABSENT FRAUD AND EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 17.3, 17.4 AND 17.5.2, SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS AGREEMENT.

Survival. This Article 16 shall survive the Closing or termination of this Agreement.

ADDITIONAL COVENANTS

[Intentionally Omitted]

Liquor Licenses.

Existing Liquor License. All Permits related to the retail sale of alcoholic beverages (collectively, the "Existing Liquor License") are held by Operating Tenant. The Existing Liquor License will terminate upon the transfer of the Hotel. The sale of the Property shall be contingent upon New Liquor Licensee's ability to obtain a temporary Hotel and Restaurant Liquor License (the "New Liquor License"). Purchaser agrees to refund promptly to Seller any and all refundable deposits or fees paid by Seller in consideration for any Permits, including the Existing Liquor License, to the extent Purchaser receives any such deposits or fees.

New Liquor License. Seller shall cause New Liquor Licensee timely to give all required notices to the Liquor Authority, together with any applications, filing and license fees, and required back-up documentation in connection with its application for the New Liquor License and permanent hotel and restaurant liquor license to replace the New Liquor License (the "Permanent Liquor License"). Seller shall cause New Liquor Licensee to diligently prosecute such application for the New Liquor License and Permanent Liquor License and timely provide all information required by the Liquor Authorities. Seller shall cause New Liquor Licensee to (i) keep Purchaser reasonably informed throughout the application process of the status of receipt of the New Liquor License and Permanent Liquor License, (ii) provide Purchaser with copies of any material documents with respect to the application process (including copies of any required notices and the application to the Liquor Authority), (iii) provide Purchaser reasonable notice of and the opportunity to attend any Liquor Authority hearings in connection with New Liquor Licensee obtaining the New Liquor License or Permanent Liquor License, and (iv) immediately notify Purchaser whether Manager is denied or approved the New Liquor License and Permanent Liquor License. If the New Liquor License is denied to New Liquor Licensee (other than because of Purchaser's suitability) and Purchaser has complied with its obligations under this Section 17.2.2, Purchaser may terminate this Agreement, following which the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser.

Survival. This Section 17.2 shall survive the Closing or termination of this Agreement.

Broker's Commission. Purchaser warrants and represents to Seller that Purchaser has not dealt or negotiated with any broker in connection with the transaction contemplated by this Agreement. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Losses resulting from a breach of the foregoing representation or any claim that may be made by any broker or other person claiming a commission, fee or other compensation by reason of having dealt with Purchaser in connection with this transaction including, without limitation, any Loss incurred in enforcing this indemnity. Seller warrants and represents to Purchaser that Seller has not dealt or negotiated with any broker in connection with this transaction. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all Losses resulting from a breach of the foregoing representation or any claim that may be made by any broker or other person claiming a commission, fee or other compensation by reason of having dealt with Seller in connection with this transaction including, without limitation, any Loss incurred in enforcing this indemnity. This Section 17.3 shall survive the Closing or termination of this Agreement.

Safe Deposit Boxes and Baggage. On the Closing Date, Seller shall cause the delivery to Manager of (i) all of Seller's keys to the safe deposit boxes in the Hotel, together with all receipts and agreements relating to such safe deposit boxes and (ii) all baggage, valises, trunks and other property of guests checked or left in the care of Seller or retained by Seller as security for any accounts receivable. Seller shall remain responsible for any claims pertaining to such property (including, without limitation, the contents of any baggage, valises and trunks) relating to the period prior to the Closing Date, and Seller agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses to the extent arising in connection therewith. This Section 17.4 shall survive the Closing or termination of this Agreement.

Indemnities and Releases.

Purchaser's Indemnity. From and after the Closing, Purchaser shall protect, defend, indemnify and hold Seller and Seller's officers, directors, shareholders, affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, "Seller Indemnified Parties"), free and harmless from and against (i) any and all third party Losses for personal injury or death and property damage to the extent related to the Hotel and also accruing from and after the Closing, and (ii) any Losses to the extent arising from a breach of Purchaser's representations set forth in Section 6.2 ("Seller's Claims"). Notwithstanding anything in this Agreement to the contrary, the indemnity set forth in subsentence (ii) above shall survive for 36 months after the Closing Date. Such indemnity, as well as Purchaser's representations set forth in Section 6.2 shall automatically be null and void and of no further force and effect on the date immediately succeeding the 36 month anniversary of the Closing Date, unless on or before such date, Seller shall have provided notice to Purchaser pursuant to Article 15 hereof alleging that Purchaser shall be in breach of such representation or warranty and that Seller shall have suffered actual damages as a result thereof. Seller shall then have 30 days following delivery of such notice to commence a legal proceeding against Purchaser. If Seller has not commenced a legal proceeding against Purchaser within such 30-day period following delivery of notice, then such representations and indemnity shall be null and void and Purchaser's obligations under this Section 17.5.1 with respect to such representations and indemnity shall terminate.

Seller's Indemnity.

From and after the Closing, Seller shall protect, defend, indemnify and hold Purchaser and Purchaser's officers, directors, shareholders, affiliates, partners, members, parents, subsidiaries, successors and assigns (collectively, "Purchaser Indemnified Parties"), free and harmless from and against (i) any and all third party Losses for personal injury or death and property damage to the extent related to the Hotel and also accruing prior to the Closing, (ii) any Losses to the extent arising from (A) a breach of Seller's Representations, and (B) a breach of Seller's covenants set forth in Sections 12.1(a)(ii, iii, and iv) (except to the extent that Purchaser has knowledge or information of an inaccuracy or breach of representation, warranty or covenant as provided in the last sentence of the last paragraph of Section 6.1 and nonetheless Closes), and (iii) any Losses to the extent arising from or related to any wages, vested vacation and sick time, vested retirement benefits and all other employee costs with respect to individuals who work at the Hotel relating to the time period prior the Apportionment Time (except to the extent apportioned) (collectively, "Purchaser's Claims"). Notwithstanding anything in this Agreement to the contrary, (x) Seller's Property Representations and the indemnity set forth in subsentence (ii) above with respect to Seller's Property Representations and the covenants referenced therein shall survive for 12 months after the Closing Date and (y) any other of Seller's Representations (other than Seller's Property Representations) and the indemnity set forth in subsentence (ii) above with respect to same shall survive for 36 months after the Closing Date (each of such 12 and 36 months periods, as applicable, a "Survival Period"). Each of (x) Seller's Property Representations and the indemnity set forth in subsentence (ii) above with respect to Seller's Property Representations and the covenants referenced therein and (y) any other of Seller's Representations (other than Seller's Property Representations) and the indemnity set forth in subsentence (ii) above with respect to same, shall automatically be null and void and of no further force and effect on the expiration date of the applicable Survival Period unless, on or before such expiration date, Purchaser shall have provided notice to Seller pursuant to Article 15 hereof alleging that Seller shall be in breach of such representation or warranty and that Purchaser shall have suffered actual damages as a result thereof. Purchaser shall then have 30 days following delivery of such notice to commence a legal proceeding against Seller. If Purchaser has not commenced a legal proceeding against Seller within such 30-day period following delivery of notice, then such representations and indemnity shall be null and void and Seller's obligations under this Section 17.5.2 with respect to such representations and indemnity shall terminate. The maximum aggregate amount of liability that Seller shall have under any circumstance under this Agreement for any claim or Loss (singularly or in aggregate of all claims and Losses) for a breach of Seller's Representations and the indemnity obligation set forth in subsentence (ii) shall not exceed, in the aggregate, $3,000,000.00 (the "Damage Cap"); provided, however, that Purchaser shall not have the right to assert a claim under this Section 17.5.2(a) for a breach of Seller's Representations or the indemnity obligation set forth in subsentence (ii) unless the Loss to Purchaser on account of such breach (individually or when combined with Losses from other breaches) equals or exceeds $600,000 (the "Threshold"), in which event Purchaser may assert claims for the full amount of such Loss (including the initial $600,000 of Loss incurred prior to reaching the Threshold), but in no event to exceed the Damage Cap. Notwithstanding the foregoing, to the extent that the Hotel maintains insurance with respect to a matter that would be a Purchaser Claim, Purchaser shall first seek recovery from such insurance (and not from Seller) and only the amounts not so covered by insurance shall count toward the $600,000 Threshold; provided, that the determination as to whether a matter that would be a Purchaser Claim is covered by insurance maintained by the Hotel shall be made in Purchaser's reasonable discretion.

If, at Closing, Seller shall not be able to satisfy the conditions set forth in Section 11.1(h) hereof (the "Indemnifiable Closing Conditions"), but all other conditions to Purchaser's obligation to proceed with Closing under this Agreement shall have been satisfied, then the Closing shall occur notwithstanding the fact that the Indemnifiable Closing Conditions shall not have been satisfied, and Seller shall indemnify and hold harmless Purchaser and Purchaser's Indemnitees from and against any and all Losses that Purchaser or Purchaser's Indemnitees may suffer or incur arising from either (i) a Released Claim as defined in the Assignment and Assumption of Assumed Obligations, or (ii) any claim that the Condominium Association or any owner of record of an Apartment Unit (as such term is defined in the Declaration) may have against Seller in its capacity as the owner of the Unit based on (x) there being any outstanding unpaid "common expenses" (as such term is defined in the Declaration) relating to the Unit as of the date of Closing, or (y) the Seller, as the owner of the Unit, being in violation, breach or default of any of the terms or conditions of the Declaration as of the date of the Closing. Purchaser acknowledges that, pursuant to the Settlement Agreement, Seller may waive the Consent Condition and Purchaser agrees that, notwithstanding anything in this Agreement to the contrary, Seller may, in its sole discretion, waive the Consent Condition at any time. If Seller waives the Consent Condition prior to Closing, then the Indemnifiable Closing Conditions shall be deemed satisfied for purposes of Section 11.1, this Section 17.5.2(b) and Section 17.10, and in addition to the indemnity set forth in the immediately preceding sentence, Seller shall indemnify and hold harmless Purchaser and Purchaser's Indemnitees from and against any and all Losses to the extent arising from a claim by a lender who has not signed a consent to the Easement Amendment attached to the Settlement Agreement, which claim relates to a matter covered by the Easement Amendment which would not otherwise exist had such lender consented to the Easement Amendment. The foregoing indemnities shall not deemed to include any claims that any owner of record of an Apartment Unit may have against the Condominium Association. Purchaser covenants that it will not cause the Condominium Association to bring an action against Seller in its capacity as the owner of record of the Unit after the Closing for any matter accruing prior to the Closing (unless required in the exercise of fiduciary duty required by applicable law or a court of competent jurisdiction). The foregoing sentence shall survive the Closing. Seller's indemnifications set forth in this Section 17.5.2(b) shall survive Closing for a period of 36 months (but the indemnity set forth in clauses (i) and (ii)(y) (but not (ii)(x)) of the first sentence of this Section 17.5.2(b), shall terminate early and be of no force or effect if the Indemnifiable Closing Conditions are satisfied or deemed satisfied before or after Closing) and shall not be subject to the Damage Cap or the $600,000 Threshold set forth in subsection (a) above.

Assumed Obligations. Whenever it is provided in this Agreement that one party shall assume an obligation or be responsible for a payment, the party assuming such obligation shall be deemed to have also agreed to indemnify and hold harmless the other party from all Losses arising from any failure of the assuming party to perform such obligation or make such payment.

Indemnification Process. The party seeking or entitled to indemnification under this Agreement shall provide prompt Notice to the other party (the "Indemnitor") specifying, with reasonable detail, the matter for which such indemnification is claimed. The Indemnitor shall have the right, upon giving Notice to the other party within 30 days after the date it received Notice from such party, to take primary responsibility for the prosecution or defense of such matter, provided such prosecution or defense is diligently pursued with counsel reasonably satisfactory to the indemnified party. If the Indemnitor takes responsibility for the prosecution or defense of the action, the indemnitee may participate at the indemnitee's own cost and defense in such action. The Indemnitor shall not settle or compromise any claim without the indemnitee's consent, unless the Indemnitor does so without imposing any obligations on the indemnitee or admitting liability on behalf of the indemnitee.

Release of Seller. Other than with respect to Purchaser's Claims, Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any physical conditions affecting the Property. Other than with respect to Purchaser's Claims, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases the Seller Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against the Seller Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other physical conditions affecting the Property.

Release of Purchaser. Other than with respect to Seller's Claims, Purchaser shall not be responsible or liable to Seller for any defects, errors or omissions, or on account of any physical conditions affecting the Property. Other than with respect to Seller's Claims, Seller, its successors and assigns, and anyone claiming by, through or under Seller, hereby fully releases the Purchaser Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against the Purchaser Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other physical conditions affecting the Property.

Survival. This Section 17.5 shall survive the Closing or termination of this Agreement.

Agreements Regarding At-Large Manager. As soon as practicable after the later to occur of the Closing or satisfaction of the Indemnifiable Closing Conditions, Seller shall cooperate with Purchaser to call a special meeting pursuant to the Condominium Documents in order to elect a successor to replace the At-Large Manager with a desginee specified by Purchaser. Notwithstanding the foregoing, at any time after the Closing, Purchaser may require Seller to cause the At-Large Manager to resign effective immediately and not conditioned on the election of such At-Large Manager's successor. Unless the At-Large Manager is constrained from doing so in the exercise of his fiduciary duties required by applicable law, from and after the Closing Date, Seller shall cause the At-Large Manager to vote or take any other action as directed by Purchaser. The terms of this Section 17.6 shall survive the Closing.

Tax Appeal Proceedings. Seller may receive and retain the proceeds from any tax appeals or protests for tax prior to the year in which the Closing Date occurs. Until the Closing, Seller may initiate (and provide Notice to Purchaser of such initiation) and prosecute any tax appeals for taxes attributable to the year in which the Closing Date occurs; after the Closing Date, Seller shall relinquish and assign to Purchaser the rights to appeal to Purchaser, to the extent requested by Purchaser, in which event Seller shall be entitled to pro-rata reimbursement with Purchaser of their respective attorneys fees and costs pursuant to the next sentence. The net proceeds from any proceedings for real property taxes due and payable for the tax year in which the Closing Date occurs, after payment of attorneys' fees and other costs and any amounts payable to third parties including, but not limited to, legal fees and disbursements and consultant and expert witness fees, will be prorated, as of the Closing Date, between the parties when received. Neither Purchaser nor Seller shall settle any appeal or protest for the tax year in which the Closing occurs without the prior consent of the other party, which consent may not be unreasonably withheld or delayed. This Section 17.7 shall survive the Closing.

Post-Closing Obligations.

Ski Lift. Purchaser acknowledges that Seller currently is contemplating building a new ski lift or tram in the vicinity of the Hotel. To the extent that Seller actually decides to build such a new ski lift or tram, Seller agrees that no portion of the construction, maintenance, repair upkeep insurance or other costs relating to the ski lift or tram shall be passed through to Purchaser by Seller (or any affiliate of Seller), directly or indirectly, through Condominium Association assessments or otherwise.

Planned Condominiums. Purchaser acknowledges that pursuant to the West Day Plat, for purposes of zoning the Land and the Adjacent Lots are treated as one development site, and, accordingly, development standards are based upon the improvements and land area of the combined areas of the Land and the Adjacent Lots. Purchaser hereby agrees that, from and after the Closing, Purchaser shall not further develop the Land or construct any additional improvements, units or room thereon inconsistent with the Agreement Regarding Density Allocation attached hereto as Exhibit BB (the "Agreement Regarding Density Allocation"), to be executed by Purchaser and Seller at Closing and recorded with the Clerk and Recorder of Eagle County. Except as provided in the Agreement Regarding Density Allocation, the West Day Plat shall be a "Shared Permit" with the Land and Adjacent Lots having their respective rights thereunder.

Hotel Books and Records. Following the Closing Date, Seller and its affiliates shall, subject to any confidentiality and/or proprietary restrictions, make available to Purchaser any computer systems, books, records, ledgers, files, information and data which are in the possession of Seller or its affiliates and relate to the ownership or operation of the Property but were not included within the Hotel Books and Records conveyed to Purchaser at Closing.

Assignment of Hotel Contracts. If any Hotel Contract requires consent to such assignment from Seller to Purchaser, but such consent has not been obtained prior to Closing, this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Seller to Purchaser of all of Seller's rights, benefits, title and interest in and to the assigned Hotel Contracts, and Purchaser shall, as between Purchaser and Seller, assume the obligations of Seller under such Hotel Contracts and indemnify Seller from any Losses arising from such Hotel Contracts from and after the Closing Date, as set forth in Section 17.5.3; it being understood, however, that Seller shall indemnify Purchaser and Purchaser's Indemnitees from and against any Losses relating to the Hotel Contracts that arise and accrue before the Closing Date (but excluding the mere fact of failure to obtain consent to assignment).

Garage Certificate of Occupancy. If not received by the Closing Date, following the Closing Date, Seller and its affiliates shall exercise commercially reasonable efforts to obtain a final permanent certificate of occupancy from the applicable local governmental authorities with respect to the Parking Easement Property. Seller shall promptly forward a copy of such document and all correspondence relating thereto upon receipt.

Hotel PIP. Attached hereto as Exhibit HH is a copy of the Property Improvement Plan for the Hotel (the "PIP") as required by Franchisor. In connection therewith, Purchaser and Seller hereby agree as follows:

From and after the Effective Date until the Closing, Seller and Purchaser will cooperate with each other to negotiate in good faith with Franchisor to reduce the scope of PIP items required by Marriott.

Seller shall be responsible, at no cost to Purchaser, for completing the PIP items identified on Exhibit HH as a "Vail Obligation."

Seller shall contribute one dollar (up to an aggregate of $750,000) to fund the PIP under the new franchise agreement for the Hotel for every two dollars that Purchaser funds; provided, however, that Seller's obligation to contribute to PIP funding shall commence only after Purchaser has expended $2,000,000 for the PIP from the FF&E Reserve.

Survival. The terms of this Section 17.8 shall survive the Closing and delivery of the Deed.

Confidentiality/Return of Documents. Purchaser and Seller each hereby covenant and agree that, at all times after the date of this Agreement and prior to the Closing, unless expressly consented to in writing by the other party, no public disclosure (including, without limitation, by press release or other media) shall be made concerning this transaction. Seller and Purchaser each agree to keep strictly confidential the existence and terms of this Agreement and all information provided to or obtained by Seller or Purchaser pursuant to this Agreement or otherwise in connection with the transaction contemplated hereby; provided, however, that such information may be disclosed (a) to employees, officers and directors of Purchaser or Seller, to Purchaser's Consultants, or to Purchaser's or Seller's outside counsel and accountants or other consultants subject to the same standard of confidentiality, (b) as may be required by law or a court, (c) to the extent required under any filings with the Securities and Exchange Commission or any securities exchange, (d) to any or employees of the Securities and Exchange Commission, analysts, underwriters, lenders or potential investors (and any attorneys, accountants, professional consultants or employees of the same) in connection with Purchaser's initial public offering, and (e) as may be required to be delivered to the Liquor Authority in connection with Purchaser obtaining the New Liquor License. Prior to or simultaneously with making any permitted disclosure, the party making such disclosure agrees to provide the other party hereto with a true and complete copy thereof. Purchaser hereby acknowledges and agrees that all materials and information relating to the Property supplied to Purchaser by or on behalf of Seller or obtained by Purchaser in accordance with Article 4 hereof shall be treated in accordance with the terms and provisions of this Section 17.9. Such information shall be used solely for evaluating Purchaser's investment in the Property. If this Agreement terminates or the transaction contemplated under this Agreement fails to close for any reason whatsoever, Purchaser shall deliver to Seller all of the documents, financial statements, reports or other information relating to the Property supplied to Purchaser by or on behalf of Seller or obtained by Purchaser in accordance with Article 4 hereof, including all Third Party Reports (to the extent Purchaser is not legally prohibited in its reasonable judgment from delivering such materials to Seller). This Section 17.9 shall survive the Closing or termination of this Agreement.

Assignment of Assumed Obligations - Post Closing. Seller and Purchaser recognize that, although Seller will use commercially reasonable efforts to accomplish the same, the Indemnifiable Closing Conditions may not be met by Closing. As a result, if the Indemnifiable Closing Conditions are not met by Closing and Seller has not waived the Consent Condition as provided in Section 17.5.2(b), then Purchaser and Seller agree that (i) Seller will continue to use commercially reasonable efforts after the Closing to satisfy the Indemnifiable Closing Conditions as promptly as possible, (ii) the Assumed Obligations will not be transferred at Closing, (iii) Seller will not deliver the items required under Section 8.2.1(o) at the Closing, (iv) the Assignment and Assumption of Assumed Obligations will not be executed at Closing, (v) Sections 11.1(g) and (h) will not be conditions to Purchaser's obligation to Close, (vi) once the Consent Condition under the Settlement Agreement has been satisfied, Purchaser will reasonably cooperate with Seller (at Seller's cost) to complete the actions contemplated under Sections 2.1 and 2.2 under the Settlement Agreement and agrees that the Condominium Documents will govern the Condominium Association and (vii) within 10 days after the Indemnifiable Closing Condition has, in fact, been met (which the Seller and Purchaser acknowledge may be after the Closing), Seller and Purchaser will execute the Assignment and Assumption of Assumed Obligations, Seller will deliver the items required under Section 8.2.1(o), and Purchaser will permit the recordation of the Easement Amendment (as defined in the Settlement Agreement) to be recorded against the Property. The obligations of Seller and Purchaser under this Section 17.10 shall survive the Closing.

Assignment. Purchaser shall not, without Seller's prior written consent which may be withheld for any or no reason, have the right to assign any of its right, title or interest in this Agreement or any of its rights or obligations hereunder to any person or entity, and, in the event any such consent is granted, Purchaser shall pay any and all costs and expenses, including, without limitation, any and all transfer and sales taxes which may be incurred in connection therewith and shall make all filings required with respect thereto. Any attempted assignment by Purchaser in violation of the preceding sentence shall be null and void and of no force and effect. An assignment or transfer of this Agreement shall not relieve the Purchaser named herein of any of the obligations of the Purchaser under this Agreement. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may transfer or assign this Agreement and/or any rights hereunder, in whole, without first obtaining Seller's consent thereto, to an Affiliate of Purchaser provided such Affiliate succeeding to the interest of Purchaser hereunder shall assume the obligations and covenants of Purchaser under this Agreement; provided, that Purchaser provides Seller with Notice of such assignee at least 10 days prior to the Closing Date and Purchaser is not relieved of its obligations hereunder. For purposes of this Section 17.11, the term "Affiliate" means any entity in which Purchaser owns, directly or indirectly, not less than 80% of the equity and voting interests in such entity and which entity is managed by Purchaser or Persons controlled, controlled by or under common control, directly or indirectly, with Purchaser. This Section 17.11 shall survive the Closing or termination of this Agreement.

Hotel Renovations. Seller shall use commercially reasonable efforts to complete and pay for the Hotel Renovations prior to the Closing. If the Hotel Renovations are not completed prior to the Closing, Purchaser nonetheless shall be obligated to close the transaction contemplated hereby; provided that Seller, at its sole cost and expense, shall be obligated to complete the Hotel Renovations following the Closing, and Purchaser hereby provides Seller with a license sufficient to access the Property to complete such Hotel Renovations. Seller shall perform, or cause to be performed, the Hotel Renovations (i) in accordance with the contracts for the Hotel Renovations entered into prior to the date hereof and described on Exhibit T attached hereto (the "Hotel Renovation Contracts"), (ii) in a diligent manner, (iii) using good construction practices and with new and first-class materials, (iii) in compliance with all applicable laws, (iv) lien free, with all work and supplies being paid for on-time (except for those matters which Seller, at its own expense, and after prior Notice to Purchaser protests, provided such protest is permitted under and is conducted in accordance with the provisions of any mortgage, deed of trust or other instrument that the Real Property is subject and does not constitute a default thereunder, and for which Seller takes appropriate measures to protect the Property from enforcement of mechanics liens which shall include that (a) any such protest be initiated promptly and conducted in good faith, with due diligence and in accordance with all applicable statutes, laws and ordinances; (b) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost during or on account of such protest; (c) Seller shall promptly upon final determination thereof pay or cause to be paid the amount of any such work and supplies, together with all costs, interest and penalties which may be payable in connection therewith; (d) such protest shall suspend the collection of such contested work and supplies; and (e) Seller shall furnish such security as may be reasonably required in the protest, or as may be reasonably requested by Purchaser, to insure the payment of any such work and supplies, together with all interest and penalties thereon) and (v) in a manner and at such times as will reasonably minimize any noise, vibration or other interference with the operations of the Hotel. Notwithstanding any provisions of Section 12.1 hereof to the contrary, Seller shall not enter into any amendments, modifications or supplements to the Hotel Renovation Contracts without Purchaser's prior consent, which may be withheld in Purchaser's sole discretion.

Recording. Neither this Agreement nor any memorandum thereof may be recorded without first obtaining the consent thereto of both Seller and Purchaser. If Purchaser records this Agreement or memorandum thereof, such recordation shall be an immediate default of this Agreement by Purchaser without the necessity of notice or an opportunity to cure and Purchaser hereby appoints Sellers its attorney-in-fact to execute any and all documents necessary to remove such documentation from record.

Further Instruments and Acts. The parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, assignments, assurances, certificates and documents, and shall do such further acts, as may be reasonably necessary to carry out the provisions of this Agreement.

Attorneys' Fees. If any arbitration (to the extent expressly provided for hereunder) or action is brought by either Purchaser or Seller relating to this Agreement or the transfer contemplated hereby, the substantially prevailing party shall recover its reasonable attorneys' fees (including those of in-house counsel and appeal), costs and expenses incurred in such action. This Section 17.15 shall survive the Closing or termination of this Agreement.

Severability. The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado (without giving effect to Colorado's principles of conflicts of law). Subject to Section 17.25, all claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the State of Colorado, and the parties hereto expressly consent to the venue and jurisdiction of such court. FURTHER, PURCHASER AND SELLER HEREBY WAIVE TRIAL BY JURY IN ANY SUCH ACTION. This Section 17.17 shall survive the Closing or termination of this Agreement.

Third-Party Beneficiaries. This Agreement shall solely benefit the parties hereto. There are no third-party beneficiaries to this Agreement, except for the Seller's Indemnified Parties with respect to Purchaser's indemnification obligations hereunder and the Purchaser Indemnified Parties with respect to Seller's indemnification obligations hereunder. This Section 17.18 shall survive the Closing or termination of this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument and shall be binding upon each of the undersigned individually as fully and completely as if all had signed but one instrument and the rights and liabilities of each of the undersigned hereunder shall be unaffected by the failure of any of the other parties to execute any or all of said counterparts provided that each of the parties executes at least one counterpart.

Entire Agreement. This Agreement (including the Exhibits), together with the Escrow Agreement, constitutes the entire agreement and understandings among the parties hereto concerning the subject matter hereof and all prior agreements and understandings between and among the parties hereto, whether written or oral, relating to the subject matter hereto, are merged into, and contained in, this Agreement and the Escrow Agreement.

Modifications. This Agreement may not be waived, changed, modified, discharged or terminated orally, but only by an agreement in writing, signed by the party or parties against whom enforcement of any waiver, change, modification, discharge or termination is sought.

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Non-Waiver. No failure on the part of Seller or Purchaser or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by Seller or Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as provided in this Agreement, the remedies hereunder are cumulative and are not exclusive of any remedies provided by law. This Section 17.23 shall survive the Closing or termination of this Agreement.

Successors. The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Section 17.24 shall survive the Closing or termination of this Agreement.

Special Taxing Districts. Seller provides the following disclosures to Purchaser: SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

TERMINATION RIGHT

Reciprocal Termination Right. The parties acknowledge that, promptly following the execution and delivery of this Agreement, they intend to negotiate in good faith to agree on and finalize forms of the Cooperation and Easement Agreement and Parking Easement Agreement (and guaranties of the obligations arising thereunder) that are acceptable to both parties in their sole discretion. If either party shall conclude that, despite their good faith efforts, the parties will be unable to agree on forms of such documents, then, at any time on or before 7:00 pm (Eastern) on May 10, 2005, either party may terminate this Agreement in its entirety effective immediately upon delivery of notice to such effect. If either party duly elects to terminate this Agreement pursuant to this Section 18.1, then this Agreement shall be deemed null and void (except for those obligations which expressly survive termination), the parties hereto shall have no further obligations to or recourse against each other except as otherwise expressly set forth herein, and the Deposit shall be returned to Purchaser. If neither party terminates this Agreement pursuant to this Section 18.1 by 7:00 pm (Eastern) on May 10, 2005, then this Article 18 shall be of no further force or effect and shall automatically be deemed deleted from this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

PURCHASER: DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership

By: DiamondRock Hospitality Company, a Maryland corporation, its general partner

By: ______________________________
Name:
Title:

SELLER: VAMHC, INC., a Colorado corporation

By: _________________________________
Name:
Title: